As filed with the Securities and Exchange Commission on June 3, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Tobira Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	03-0422069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

701 Gateway Blvd, Suite 300

South San Francisco, CA 94080

(650) 741-6625

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Laurent Fischer, M.D.

Chief Executive Officer

Tobira Therapeutics, Inc.

701 Gateway Blvd, Suite 300

South San Francisco, CA 94080

(650) 741-6625

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jay K. Hachigian, Esq.

Bennett L. Yee, Esq.

Richard C. Blake, Esq.

Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

1200 Seaport Boulevard

Redwood City, CA 94063

(650) 321-2400

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.001 per share	13,900,793 shares	$13.13	$182,517,412	$21,209

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of Registrant’s common stock as reported on The NASDAQ Capital Market on May 29, 2015.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the Securities and Exchange Commission declares the registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 3, 2015

Prospectus

13,900,793 Shares

Common Stock

The selling stockholders of Tobira Therapeutics, Inc. (“Tobira,” “we,” “us” or the “Company”) listed beginning on page 74 may offer and resell up to 13,900,793 shares of Tobira common stock under this prospectus. Some of selling stockholders acquired these shares from us:

•	pursuant to an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated January 14, 2015, as amended January 23, 2015, by and among the Company (formerly known as Regado Biosciences, Inc.), Landmark Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, Tobira Development, Inc. (formerly known as Tobira Therapeutics, Inc.), a Delaware corporation (“Tobira Development”), and Brent Ahrens, as stockholder representative thereunder, in connection with our merger with Tobira Development (the transactions pursuant to the Merger Agreement, the “Merger”);

•	pursuant to a Purchase Agreement, dated May 4, 2015, by and among the Company and the investors listed therein;

•	by the conversion of shares of our Series F Preferred Stock into common stock pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock; and

•	as compensation for services rendered to the Company in connection with the Merger.

The selling stockholders (which term as used herein includes their respective donees, transferees or other successors in interest) may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. We will not receive any proceeds from the sale of the shares by the selling stockholders. In addition, the selling stockholders may sell or otherwise dispose of the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.”

Our common stock is listed on The NASDAQ Capital Market under the symbol “TBRA.” The last reported sale price of our common stock on June 2, 2015 was $14.47 per share. The prices at which the selling stockholders may sell all or a portion of the shares will be determined by the prevailing market price for the shares or in negotiated transactions. You are urged to obtain current market quotations for the common stock.

We are an “emerging growth company” under the federal securities laws and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary–Implications of Being an Emerging Growth Company.”

Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2015.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find Additional Information” and “Information Incorporated by Reference” in this prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Tobira,” the “Company,” “we,” “us” and “our” refer to Tobira Therapeutics, Inc. and its subsidiaries.

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PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”, together with the additional information described under “Information Incorporated By Reference”.

ABOUT TOBIRA THERAPEUTICS, INC.

Overview

Tobira is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics to treat liver disease, human immunodeficiency virus, or HIV, fibrosis and inflammation. Tobira’s lead product candidate, cenicriviroc, or CVC, is a proprietary immunomodulator that can potentially be used to treat a number of disease states with high unmet medical need. Tobira is developing CVC for nonalcoholic steatohepatitis, or NASH, for which it is enrolling a Phase 2b clinical trial. CVC is a once-daily pill with well-established safety and tolerability in over 600 subjects dosed in Phase 1 and Phase 2 trials, including a pharmacokinetics and safety study in subjects with liver cirrhosis and 115 HIV type 1, or HIV-1, infected subjects on treatment for up to 48 weeks. CVC has been granted Fast Track designation by the United States Food and Drug Administration for the treatment of NASH in patients with liver fibrosis.

CVC is a first-in-class oral, long-acting, once-daily, potent dual inhibitor, or antagonist, of chemokine receptor type 2, or CCR2, and type 5, or CCR5, with anti-inflammatory and anti-fibrotic activity. Tobira is initially developing CVC for NASH, a liver disease characterized by fatty deposits, cellular damage, inflammation and fibrosis. CVC binds to both CCR2 and CCR5 and blocks the migration of immune cells to the liver in response to cellular damage, thereby disrupting the immuno-inflammatory cascade and the activation of fibrosis generating hepatic stellate cells, or HSCs. Tobira believes CVC is an excellent candidate for the chronic treatment of NASH due to its safety profile in healthy subjects, patients with liver cirrhosis and HIV patients and first-in-class dual mechanism of action targeting immuno-inflammation and fibrosis-generating cells. Tobira has also demonstrated supportive efficacy signals of CVC in a retrospective analysis from a completed Phase 2b study of CVC in HIV-1 infected subjects which showed a favorable impact on fibrosis risk scores and reduction in soluble CD14, a marker of inflammation and monocyte activation. In addition, Tobira has completed multiple animal models in which CVC demonstrated statistically significant reductions in fibrosis, inflammation and the non-alcoholic fatty liver disease (NAFLD) activity score. Tobira also completed an open label Phase 1 clinical trial in adult subjects (n=31) with either normal hepatic function or in liver cirrhosis Child-Pugh A or B. The Child-Pugh score is a well-established medical scoring system used to assess the prognosis of patients with liver cirrhosis. In the study, CVC was generally well-tolerated in this mild-to-moderate liver function-impaired patient population and did not require dose adjustment.

NASH is a serious inflammatory type of non-alcoholic fatty liver disease, or NAFLD. NAFLD has become the most common liver disease and is associated with obesity and type-2 diabetes and is characterized by the accumulation of fat in the liver. The rising prevalence of obesity-related disorders has contributed to a rapid rise in the prevalence of NASH and NAFLD. In the United States, NAFLD affects approximately 27%-34% of the population, or an estimated 86 million to 108 million people. Approximately 10%-20% of people with NAFLD will progress to NASH. Current estimates place NASH prevalence at approximately 9 million to 15 million people in the United States, or 3%-5% of the population, with a prevalence of 2%-4% in global markets. Prevalence is also rising in developing regions, likely due to the adoption of a more sedentary lifestyle and westernized diet consisting of processed food with high fat and fructose content.

In addition to the accumulation of fat in the liver, NASH is characterized by inflammation and cellular damage with or without fibrosis. NASH is a severe condition that can lead to fibrosis and eventually progress to cirrhosis, portal hypertension, esophageal varices, ascites, liver cancer and liver failure. Progression to cirrhosis and other late stage complications can occur within 5 to 10 years after initial NASH diagnosis. NASH patients with type-2 diabetes and/or obesity are at a significantly higher risk of disease progression. Once the disease advances beyond NASH to these life-threatening conditions, liver transplantation is the only alternative. The Centers for Disease Control and Prevention, or CDC, projects the prevalence of obesity to increase from 34% of the U.S. population to 42% by 2030. Driven by the epidemic of obesity, NASH is projected to become the leading cause of liver transplants by 2020. Given the extremely limited availability of organ donors and high transplant costs, NASH patients who require transplantation will place a significant economic burden on the healthcare system.

There is a significant unmet need for well-tolerated oral treatments for NASH. As there are no approved pharmaceutical agents for NASH, its market size is difficult to estimate. However, Tobira believes there is a significant market opportunity in NASH and that other well-established markets targeting liver disease, such as hepatitis C, or HCV, provide a good basis for comparison. HCV affects 3.2 million people in the United States and is forecasted by Datamonitor to have $19.2 billion of drug sales in 2016. Tobira believes that NASH, with no cure or effective treatment available, is a significantly larger market opportunity than HCV as the prevalence of NASH is estimated to be three to five times that of HCV in the United States.

Tobira’s Development Plans

Tobira is conducting a Phase 2b proof of concept study, entitled “Cenicriviroc Efficacy and Safety Study in Adult Subjects with Nonalcoholic Steatohepatitis and Liver Fibrosis”, which Tobira refers to as CENTAUR. This trial is a randomized, double-blind study of CVC versus placebo in patients with NASH and liver fibrosis, including those with type-2 diabetes and/or one or more components of metabolic syndrome. The study is being conducted in North America, Europe, Australia and Asia and is led by Dr. Scott Friedman as Study Chairman. Tobira plans to enroll approximately 250 patients in this two-arm clinical trial randomized 1:1 for once-daily treatment with CVC or placebo for a first period of one year. Following the primary endpoint at one year, patients on CVC will continue on CVC and patients on placebo will either start receiving CVC or continue on placebo for a second year (1:1). The primary analysis will be conducted at one year and endpoints will include a two point improvement in the NAFLD Activity Score, or NAS, without worsening of fibrosis as assessed by liver biopsy, resolution of NASH, collagen morphometry, validated fibrosis scores as assessed by liver biopsy, as well as noninvasive imaging and biomarkers. Endpoints will be measured again at two years. Tobira expects to complete enrollment of the study in the second quarter of 2015. In September 2013, the American Association for the Study of Liver Disease, or AASLD, and the FDA conducted a joint workshop focused on trial designs and endpoints in drug and diagnostic development for liver disease secondary to NAFLD, including NASH. In December of 2014, a manuscript summarizing the workshop including potentially acceptable surrogate endpoints for clinical studies supporting the approval of agents for NASH and liver fibrosis was accepted for publication by the journal Hepatology. Tobira believes the CENTAUR study design incorporates surrogate endpoints that may form the basis for demonstrating efficacy required for approval based on the published workshop summary and feedback from the FDA in a June 2014 meeting. Tobira has also been granted Fast Track designation by the FDA for CVC in the treatment of NASH patients with liver fibrosis, the same patient population being studied in the CENTAUR trial. The FDA’s Fast Track program is designed to facilitate the development and expedite the review of drugs that address serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. Fast Track designation provides increased opportunities to interact and meet with FDA, and CVC may be eligible for priority review if supported by the clinical data at the time of submission of the New Drug Application. Tobira expects additional FDA guidance to be available by the time it plans its Phase 3 program for NASH.

In addition to the CENTAUR study, Tobira is conducting and planning additional studies to evaluate CVC in the treatment of NASH. This includes an ongoing Phase 1 pharmacokinetics (PK) and safety study in healthy subjects in combination with pioglitazone from which Tobira expects to have data in 2015. Tobira is also conducting additional preclinical studies that will evaluate CVC in combination with additional experimental agents. Tobira also plans to initiate a Phase 2a study to evaluate the effect of CCR2 and CCR5 antagonism by CVC on peripheral and adipose tissue, inflammation and insulin sensitivity in adult obese subjects with prediabetes and suspected NAFLD. Tobira refers to this study as the ORION study and expects to have preliminary results from this study in the second half of 2015.

Tobira is also seeking partnerships or non-dilutive financing to develop CVC for the treatment of infection by HIV-1, the virus that causes acquired immunodeficiency syndrome, or AIDS. Tobira believes CVC could be developed for the treatment of HIV-1 as part of a fixed-dose combination regimen or as adjunctive therapy to address the inflammation and fibrosis-related co-morbidities associated with chronic HIV-1 infection. CVC inhibits CCR5, the primary co-receptor required for HIV-1 to infect immune cells. Despite the availability of potent and well-tolerated classes of anti-HIV therapeutics combined in single tablet regimens, patients on chronic therapy face toxicities due to lifelong treatment and are particularly at risk for metabolic, cardiovascular and renal disease complications. U.S. sales of HIV therapies were forecasted to be $9.6 billion in 2014 and growing to $12.8 billion in 2020, according to Datamonitor. Based on efficacy and safety results from a completed randomized Phase 2b study and Tobira’s end of Phase 2 meeting with the FDA, Tobira believes that CVC, as part of a novel fixed-dose CVC/3TC backbone in combination with other agents used to treat HIV-1, has the potential to provide good efficacy and tolerability and to address toxicities associated with currently used established backbones such as kidney and bone toxicity, hypersensitivity reaction and risk of myocardial infarction. Furthermore, despite recently approved potent and well-tolerated classes of third agent drugs including integrase inhibitors, patients with HIV face chronic toxicity and are developing and dying from “age-related diseases” a decade younger than their uninfected counterparts.

Below is Tobira’s clinical and preclinical pipeline:

Recent Developments

On May 4, 2015, we consummated the Merger and closed the Financing, each as defined below. See “Description of the Merger” and “Description of the Private Placement.”

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to “emerging growth companies” but not to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. We are choosing to “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, and intend to take advantage of the other exemptions.

Corporate Information

We were incorporated in Delaware under the name Quartet Biosciences, Inc. in December 2001 and changed our name to Regado BioSciences, Inc. in March 2003. In May 2015, we merged with Tobira Therapeutics, Inc., and changed our name to Tobira Therapeutics, Inc. Our principal executive offices are located at 701 Gateway Blvd, Suite 300, South San Francisco, California 94080, and our telephone number is (650) 741-6625. Our website address is www.tobiratherapeutics.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Shares of common stock that may be offered by the selling stockholders	Up to 13,900,793 shares.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Offering Price	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

NASDAQ Capital Market common stock symbol	TBRA

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” below.

DESCRIPTION OF THE MERGER

On May 4, 2015, we completed our business combination with Tobira Therapeutics, Inc., a privately held Delaware corporation (“Tobira Development”) developing and commercializing innovative therapeutics to treat liver disease, human immunodeficiency virus, or HIV-1, fibrosis and inflammation in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated as of January 14, 2015, as amended on January 23, 2015 (the “Merger Agreement”). Pursuant to the Merger Agreement, we established a newly-formed wholly-owned subsidiary that merged with and into Tobira Development, with Tobira Development surviving the merger and becoming our wholly owned subsidiary of Tobira (the “Merger”). Upon consummation of the Merger, we changed our name to “Tobira Therapeutics, Inc.”

As a result of the consummation of the Merger, and after giving effect to a 9-for-1 reverse stock split, each outstanding share of Tobira Development common stock then outstanding (including each share issued immediately prior to the consummation of the Merger pursuant to the conversion of principal and interest due and payable by Tobira Development under certain promissory notes and pursuant to the net exercise of certain warrants to purchase shares of Tobira Development capital stock) was canceled and automatically converted into and became the right to receive approximately 1.4302 shares of our common stock (as adjusted by the 9-for-1 reverse split). At the effective time of the Merger, each outstanding option, whether or not vested, to purchase Tobira Development common stock and certain warrants to purchase Tobira Development capital stock unexercised prior to the effective time of the Merger were converted into an option or warrant, as applicable, to purchase our common stock. All rights with respect to each such Tobira Development warrant or option were assumed by us in accordance with their terms. The number of shares of our common stock subject to each assumed Tobira Development warrant or option was determined by multiplying the number of shares of Tobira Development common stock, or in the case of each warrant, the number of shares of Tobira Development common stock or the number of shares of Tobira Development common stock issuable upon conversion of the shares of Tobira Development preferred stock issuable upon exercise of the warrant, that were subject to such option or warrant, as applicable, by the exchange ratio noted above and rounding the resulting number down for such assumed outstanding Tobira Development option or up for such assumed outstanding Tobira Development warrant to the nearest whole number of shares of our common stock. The per share exercise price for our common stock issuable upon exercise of each Tobira Development warrant or option assumed by us was determined by dividing the per share exercise price of the option, or in the case of each warrant, the per share exercise price of the warrant, as applicable, by the exchange ratio noted above and rounding the resulting exercise price up to the nearest whole cent.

Pursuant to the Merger Agreement, we agreed that within thirty (30) days following the closing date of the Merger, we would prepare and file with the SEC a registration statement on Form S-3 (or if Form S-3 is not available, such other form as may provide for a resale of the shares of Tobira common stock issued pursuant to Section 1.6 of the Merger Agreement but with such registration obligations otherwise consistent with the requirements of Section 5.1(b) of the Merger Agreement), covering the resale of the shares of Tobira common stock issued pursuant to Section 1.6 of the Merger Agreement (the “Registration Statement”). This prospectus is part of that Registration Statement.

The Merger Agreement requires us to use commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as possible following the filing of the Registration Statement and be maintained effective until the earliest to occur of: (i) the second anniversary of the date the Registration Statement is first declared effective, or (ii) the date that all of the shares of our common stock issued pursuant to Section 1.6 of the Merger Agreement have actually been sold; provided, however, that we will have no obligation to have the Registration Statement declared effective unless and until the Form 8-K Amendment (as defined in the Merger Agreement) is filed with the SEC (and we shall use our reasonable best efforts to timely file the Form 8-K Amendment). For not more than sixty (60) consecutive days or for a total of not more than ninety (90) days in any twelve (12) month period, we may suspend the use of any prospectus included in the Registration Statement if our board of directors determines in good faith that such suspension is necessary to (x) delay the disclosure of material non-public information concerning us, the disclosure of which at the time is not, in the good faith opinion of our board of directors, in the best interests of our company and its stockholders, or (y) amend or supplement the Registration Statement or the related prospectus so that the Registration Statement or prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading.

The description of the Merger Agreement is not complete and is qualified in its entirety by reference to Merger Agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information” and “Information Incorporated by Reference.” The representations, warranties and covenants made by us in the Merger Agreement were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

DESCRIPTION OF THE PRIVATE PLACEMENT

On May 4, 2015, Tobira entered into a Purchase Agreement (the “2015 Purchase Agreement”) with certain stockholders of Tobira Development, including Domain Associates, Novo Ventures, Frazier Healthcare and certain other accredited investors (the “Investors”), which provided for the sale and issuance, promptly after the consummation of the Merger, of 2,542,365 shares of Tobira common stock (the “Financing”) at a per share purchase price of $10.62 (which price is equal to the closing price of Tobira’s common stock on April 30, 2015, as adjusted by the 9-for-1 reverse split effected on May 4, 2015).

Concurrently with the execution of the 2015 Purchase Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which we agreed to file, no later than 60 days after the closing of the Financing, a registration statement with the SEC covering the resale of the shares sold to the Investors in the Financing and to use commercially reasonable efforts to have the registration statement declared effective within 120 days after the closing of the Financing (or 180 days if the registration statement is subject to SEC review). This prospectus is part of that registration statement.

Under the Registration Rights Agreement, we also agreed to maintain the effectiveness of the registration statement until the earliest of (a) the date as of which Investors may sell all of their securities covered by the registration statement without restriction pursuant to Rule 144, (b) the date on which the Investors have sold all of their securities covered by the registration statement, or (c) the second anniversary of the effectiveness of the registration statement. If the registration statement (i) is not filed with the SEC by the filing deadline, (ii) is not declared effective by the effectiveness deadline, (iii) in certain circumstances, ceases to be effective or the Investors are not permitted to use the prospectus to resell their shares, in each case, for more than 20 consecutive trading days or 45 trading days during any 12 month period, or (iv) is not effective and we fail to satisfy the current public information requirement pursuant to Rule 144(c)(1), we must pay liquidated damages equal to 1% of the aggregate purchase price paid by the Investor and, for each 30 day period thereafter, pay an additional 1%, subject to a maximum amount of 6% in the aggregate.

The description of the 2015 Purchase Agreement and the Registration Agreement are not complete and are qualified in their entirety by reference to 2015 Purchase Agreement and the Registration Agreement, each which have been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can

Find Additional Information” and “Information Incorporated by Reference.” The representations, warranties and covenants made by us in such agreements were made solely for the benefit of the parties to such agreements, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

DESCRIPTION OF THE SERIES F PREFERRED STOCK CONVERSION

On January 31, 2014, Tobira Therapeutics Inc. (formerly known as Regado Biosciences, Inc.) entered into a Securities Purchase Agreement (the “2014 Purchase Agreement”), with the investors identified therein, relating to a private placement of common stock (the “2014 Private Placement”). Pursuant to the terms of the 2014 Purchase Agreement, Regado Biosciences, Inc. sold to the investors an aggregate of 4,000,000 shares of its common stock at a price of $5.00 per share. The 2014 Private Placement closed on February 5, 2014.

On March 21, 2014, Tobira Therapeutics Inc. (formerly known as Regado Biosciences, Inc.) entered into an exchange agreement (the “Exchange Agreement”), with Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP and Investment 10, LLC (the “Exchanging Stockholders”) pursuant to which it effected an exchange (the “Exchange”), of the 2,000,000 shares of its common stock purchased by the Exchanging Stockholders in the Private Placement described above, or the Exchanged Shares, for 10,000 shares of newly designated Series F Convertible Preferred Stock of Regado Biosciences, Inc. (the “Preferred Stock”) with a stated value of $1,000 per share. Pursuant to the terms of the Preferred Stock, the Exchanging Stockholders have the right to convert each share of Preferred Stock into 200 shares of common stock, subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock.

On October 31, 2014, the Exchanging Stockholders sold the Preferred Stock to Stonepine Capital LP (“Stonepine”).

On May 15, 2015, Stonepine elected to convert the Preferred Stock into 222,222 shares of common stock, which are to be registered pursuant to the terms of the Exchange Agreement and the 2014 Purchase Agreement. This prospectus is part of the registration statement required by the Exchange Agreement and the 2014 Purchase Agreement.

The description of the 2014 Purchase Agreement, the Exchange Agreement and the terms of the Preferred Stock are not complete and are qualified in their entirety by reference to the 2014 Purchase Agreement, the Exchange Agreement and the Certificate of Designation of Preferences, Rights and Limitations establishing the Preferred Stock, each which have been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information” and “Information Incorporated by Reference.” The representations, warranties and covenants made by us in such agreements were made solely for the benefit of the parties to such agreements, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

DESCRIPTION OF THE FINANCIAL ADVISOR COMPENSATION

MTS Health Partners and Cowen and Company, LLC served as financial advisors to Tobira in connection with the Merger. As partial compensation for these services, Tobira issued MTS Health Partners 45,914 shares of Tobira common stock and an affiliate of Cowen and Company, LLC 32,299 shares of Tobira common stock. We have agreed to register such shares in connection with the registration statement of which this prospectus is a part.

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in or incorporated by reference into this prospectus, before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor may also harm our business operations. If any of the events, contingencies, circumstances or conditions described in the following risks actually occurs, our business, financial condition or our results of operations could be seriously harmed. If that happens, the trading price of our common stock could decline and you may lose part or all of the value of any of our shares held by you.

Risks Related to our Business

We have limited operating history, have incurred significant operating losses since inception and we expect to incur significant losses for the foreseeable future. We may never become profitable or, if achieved, be able to sustain profitability.

We have incurred significant operating losses since inception and expect to incur significant losses for the foreseeable future as we continue our clinical trial and development programs for cenicriviroc, or CVC, and other future product candidates. As of March 31, 2015, Tobira (formerly known as Regado Biosciences, Inc.) had an accumulated deficit of $220.0 million and, on a pro forma basis, $121.2 million as filed on our Form 8-K/A with the SEC on June 2, 2015. Losses have resulted principally from costs incurred in our clinical trials, research and development programs and from our general and administrative expenses. As of March 31, 2015, Tobira (formerly known as Regado Biosciences, Inc.) had cash and cash equivalents of $44.5 million and, on a pro forma basis, $84.6 million as filed on our Form 8-K/A with the SEC on June 2, 2015. In the future, we intend to continue to conduct research and development, clinical testing, regulatory compliance activities and, if CVC or other future product candidates is approved, sales and marketing activities that, together with anticipated general and administrative expenses, will likely result in our incurring further significant losses for the foreseeable future.

We currently generate no revenue from product sales, and we may never be able to commercialize CVC or other future product candidates. We do not currently have the required approvals to market CVC or any other future product candidates, and we may never receive them. We may not be profitable even if we or any of our future development partners succeed in commercializing any of our product candidates. Because of the numerous risks and uncertainties associated with developing and commercializing our product candidates, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

Our business depends on the success of CVC, which is still under development. If we are unable to obtain regulatory approval for or successfully commercialize CVC, our business will be materially harmed.

CVC, a dual inhibitor of chemokine receptor type 2, or CCR2, and type 5, or CCR5, with anti-fibrotic effects in liver disease models and antiviral effects on HIV-1 has been the sole focus of our product development. Successful continued development and ultimate regulatory approval of CVC for nonalcoholic steatohepatitis, or NASH, is critical to the future success of our business. We have invested, and will continue to invest, a significant portion of our time and financial resources in the development of CVC. We will need to raise sufficient funds for, and successfully enroll and complete, our ongoing clinical development program for CVC in NASH. The future regulatory and commercial success of this product candidate is subject to a number of risks, including the following:

•	we may not have sufficient financial and other resources to complete the necessary clinical trials for CVC;

•	we may not be able to obtain adequate evidence of efficacy and safety for CVC in NASH, HIV or any other indication;

•	we do not know the degree to which CVC will be accepted as a therapy, even if approved;

•	in our clinical programs, we may experience variability in patients, adjustments to clinical trial procedures and the need for additional clinical trial sites, which could delay our clinical trial progress;

•	the results of our clinical trials may not meet the level of statistical or clinical significance required by the U.S. Food and Drug Administration, or FDA, or comparable foreign regulatory bodies for marketing approval;

•	patients in our clinical trials may die or suffer other adverse effects for reasons that may or may not be related to CVC, which could delay or prevent further clinical development;

•	the standards implemented by clinical or regulatory agencies may change at any time;

•	the FDA or foreign clinical or regulatory agencies may require efficacy endpoints for a Phase 3 clinical trial for the treatment of NASH that differ from the endpoints of our planned current or future trials, which may require us to conduct additional clinical trials;

•	the mechanism of action of CVC is complex and we do not know the degree to which it will translate into a medical benefit in NASH;

•	if approved for NASH, CVC will likely compete with the off-label use of currently marketed products and other therapies in development; and

•	we may not be able to obtain, maintain or enforce our patents and other intellectual property rights.

Of the large number of drugs in development in the pharmaceutical industry, only a small percentage result in the submission of a new drug application, or NDA, to the FDA and even fewer are approved for commercialization. Furthermore, even if we do receive regulatory approval to market CVC, any such approval may be subject to limitations on the indicated uses or patient populations for which we may market the product. Accordingly, even if we are able to obtain the requisite financing to continue to fund our development programs, we cannot assure you that CVC will be successfully developed or commercialized. If we or any of our future development partners are unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize CVC, we may not be able to generate sufficient revenue to continue our business.

We do not intend to progress our HIV program unless we raise significant non-dilutive financing and/or identify a strategic partner who will fund the development and commercialization of CVC in HIV, which we might not achieve. We may not be able to secure such a strategic partner or non-dilutive financing.

We anticipate that future cash requirements to advance our HIV program will be significant and we plan to advance our HIV program in collaboration with a strategic partner or with non-dilutive financing. If we are not able to collaborate with a strategic partner or raise non-dilutive financing, we may be unable to initiate a Phase 3 program for CVC in HIV and may never be able to commercialize the use of CVC in HIV patients. Our ability to generate product revenues, which may not occur for several years, if ever, will depend in part on the successful development and commercialization of CVC in HIV. If we are unable to commercialize CVC in HIV or if we experience significant delays in advancing our HIV program, our business may be adversely affected.

The results of preclinical studies and early clinical trials are not always predictive of future results. Any product candidate we or any of our future development partners advance into clinical trials, including CVC, may not have favorable results in later clinical trials, if any, or receive regulatory approval.

Drug development has inherent risk. We or any of our future development partners will be required to demonstrate through adequate and well-controlled clinical trials that our product candidates are safe and effective, with a favorable benefit-risk profile, for use in their target indications before we can seek regulatory approvals for their commercial sale. Clinical studies are expensive, difficult to design and implement, can take many years to complete and are uncertain as to outcome. Delay or failure can occur at any stage of development, including after commencement of any of our clinical trials. In addition, success in early clinical trials does not mean that later clinical trials will be successful, because later-stage clinical trials may be conducted in broader patient populations and involve different study designs. For instance, our Phase 3 clinical trials of CVC in HIV infection may differ substantially from the design of our Phase 2b clinical trial and our Phase 2b results may not be predictive of any future Phase 3 results. In addition, our planned initial Phase 3 program will evaluate CVC as a fixed-dose combination with 3TC rather than as a single agent as was done in the Phase 2b clinical trial. Furthermore, our future trials will need to demonstrate sufficient safety and efficacy in larger patient populations for approval by regulatory authorities. Companies frequently suffer significant setbacks in advanced clinical trials, even after earlier clinical trials have shown promising results. In addition, only a small percentage of drugs under development result in the submission of an NDA to the FDA and even fewer are approved for commercialization.

We cannot be certain that any of our ongoing or future clinical trials will be successful, and any safety concerns observed in any one of our clinical trials in our targeted indications could limit the prospects for regulatory approval of our product candidates in those and other indications.

Because CVC has not yet received regulatory approval, it is difficult to predict the time and cost of development and our ability to successfully complete clinical development and obtain the necessary regulatory approvals for commercialization.

CVC has not yet received regulatory approval for the treatment of NASH, and unexpected problems may arise that can cause us to delay, suspend or terminate our development efforts. Further, CVC has not yet demonstrated efficacy in humans for NASH, and the long-term safety consequences of dual inhibition of CCR2 and CCR5 receptors is not known. Regulatory approval of new product candidates such as CVC can be more expensive and take longer than approval for candidates for the treatment of more well understood diseases with previously approved products.

Any termination or suspension of, or delays in the commencement or completion of, our ongoing and planned clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

In order to continue development of CVC, we will need to submit the results of clinical and preclinical testing to the FDA and other regulatory bodies, along with other information including information about product candidate chemistry, manufacturing and controls, clinical results and potential clinical trial protocols. We may rely in part on preclinical, clinical and quality data generated by contract research organizations, or CROs, and other third parties for regulatory submissions for our product candidates. If these third parties do not provide us with data in a timely manner, we will not be able to make timely regulatory submissions for our product candidates, which may delay our plans for our clinical trials. Furthermore, if those third parties do not make this data available to us, we will likely have to develop all necessary preclinical and clinical data on our own, which will lead to significant delays and increase development costs of the product candidate. Delays in the commencement or completion of our ongoing or future clinical trials for CVC or other future product candidates could significantly affect our product development costs. We do not know whether our current or planned trials will begin on time or be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to:

•	regulatory agencies failing to grant permission to proceed or placing the clinical trial on hold;

•	subjects failing to enroll or remain in our trial at the rate we expect;

•	subjects choosing an alternative treatment for the indication for which we are developing the product candidates, or participating in competing clinical trials;

•	lack of adequate funding to continue the clinical trial;

•	subjects experiencing severe or unexpected drug-related adverse effects;

•	a facility manufacturing our product candidate or any of its components being ordered by the FDA or other government or regulatory authorities to temporarily or permanently suspend operations due to violations of current good manufacturing practices, or GMP, regulations, or other applicable requirements;

•	any changes to our manufacturing process that may be necessary or desired;

•	third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, GMP regulations or other regulatory requirements, or our CROs or other third parties not performing data collection or analysis in a timely or accurate manner;

•	inspections of clinical trial sites by the FDA or the finding of regulatory violations by the FDA or an institutional review board, or IRB, that require us to undertake corrective action, that results in suspension or termination of one or more sites or the imposition of a clinical hold on the entire trial or that prohibits us from using some or all of the data in support of our marketing applications;

•	third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by such contractors in support of our marketing applications; or

•	one or more IRBs refusing to approve, suspending or terminating the trial at an investigational site, precluding enrollment of additional subjects or withdrawing its approval of the trial.

Product development costs will increase if we have delays in testing or approval of CVC or if we need to perform more or larger clinical trials than planned. Additionally, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the cost, timing or successful completion of a clinical trial. If we experience delays in completion of our clinical trials, or if we, the FDA or other regulatory authorities, IRBs, other reviewing entities or any of our clinical trial sites suspend or terminate any of our clinical trials, the commercial prospects for a product candidate may be harmed and our ability to generate product revenues will be delayed. In addition, many of the factors that cause, or lead to, termination or suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. For instance, our initial clinical trial includes a staged approach to enrollment, increased monitoring of liver parameters and mandated stopping rules for suspected liver injury to address FDA concerns regarding the potential for hepatotoxicity of CVC in the setting of NASH. Further, if one or more clinical trials are delayed, our competitors may be able to bring products to market before we do, and the commercial viability of CVC or other future product candidates could be significantly reduced.

We have not yet determined the details of any potential Phase 3 trial designs, including identification of a primary endpoint that the FDA would deem acceptable in a study for the treatment of NASH. If the FDA determines that Phase 3 studies would require substantially different endpoints than those addressed in our ongoing or future clinical trials, we may need to conduct additional Phase 2 clinical trials of CVC.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, patient willingness to undergo a liver biopsy in our NASH trials, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages and disadvantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. Potential patients for CVC may not be adequately diagnosed or identified with the diseases which we are targeting or may not meet the entry criteria for our studies.

We will be required to identify and enroll a sufficient number of patients with NASH for each of our ongoing and planned clinical trials of CVC in this indication. We also may encounter difficulties in identifying and enrolling NASH patients with a stage of disease appropriate for our ongoing or future clinical trials. We may not be able to initiate or continue clinical trials if we are unable to locate a sufficient number of eligible patients to participate in the clinical trials required by the FDA or other foreign regulatory agencies. In addition, the process of finding and diagnosing patients may prove costly. Our inability to enroll a sufficient number of patients for any of our clinical trials would result in significant delays or may require us to abandon one or more clinical trials.

Any product candidate in our current or future clinical trials may cause unacceptable adverse events or have other properties that may delay or prevent its regulatory approval or commercialization or limit its commercial potential.

Unacceptable adverse events caused by any of our product candidates in current or future clinical trials could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications and markets. This in turn could prevent us from completing development or commercializing the affected product candidate and generating revenue from its sale. If any of our product candidates cause unacceptable adverse events in clinical trials, we may not be able to obtain regulatory approval or commercialize such product candidate.

Our product candidates are subject to extensive regulation, compliance with which is costly and time consuming, and such regulation may cause unanticipated delays in, or prevent the receipt of the required approvals for, commercialization of our product candidates.

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of our product candidates are subject to extensive regulation by the FDA in the United States and by comparable foreign regulatory agencies. In the United States, we are not permitted to market our product candidates until we receive regulatory approval from the FDA. The process of obtaining regulatory approval is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved, as well as the target indications and patient populations. The FDA may change its approval policies or regulations, and the FDA has substantial discretion in the drug approval process, including the ability to delay, limit or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed.

The FDA or comparable foreign regulatory authorities can delay, limit or deny approval of a product candidate for many reasons, including the following:

•	such authorities may disagree with the design or implementation of our or any of our future development partners’ clinical trials;

•	we or any of our future development partners may be unable to demonstrate to the satisfaction of the FDA or other regulatory authorities that a product candidate is safe and effective for any indication;

•	the results of clinical trials may not demonstrate the appropriateness of the dose or the safety or efficacy required by such authorities for approval;

•	we or any of our future development partners may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	such authorities may disagree with our interpretation or the quality of data from preclinical studies or clinical trials;

•	such authorities may find deficiencies in the manufacturing processes or facilities of third-party manufacturers with which we or any of our future development partners contract for clinical and commercial supplies; or

•	the approval policies or regulations of such authorities may significantly change in a manner rendering our or any of our future development partners’ clinical data insufficient for approval.

With respect to foreign markets, approval procedures vary among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods and agreements with pricing authorities. In addition, events raising questions about the safety of certain marketed pharmaceuticals may result in increased cautiousness by the FDA and comparable foreign regulatory authorities in reviewing new drugs based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals. Any delay in obtaining, or inability to obtain, applicable regulatory approvals would prevent us or any of our future development partners from commercializing our product candidates.

Coverage and reimbursement may be limited or unavailable in certain market segments for CVC and other future product candidates, which could make it difficult for us to sell our product candidates profitably.

Market acceptance and sales of CVC and other future product candidates will depend significantly on the availability of adequate insurance coverage and reimbursement from third-party payors for any of our product candidates and may be affected by existing and future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. Reimbursement by a third-party payor may depend upon a number of factors including the third-party payor’s determination that use of a product candidate is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product candidate from a government or other third-party payor is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of the applicable product candidate. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. We cannot be sure that coverage or adequate reimbursement will be available for any of our product candidates. Further, reimbursement amounts may not support the demand for, or the price of, our product candidates. If reimbursement is not available or is available only in limited levels, we may not be able to commercialize certain of our product candidates profitably, or at all, even if approved.

As a result of legislative proposals and the trend toward managed healthcare in the United States, third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new drugs. They may also refuse to provide coverage of approved product candidates for medical indications other than those for which the FDA has granted market approvals. As a result, significant uncertainty exists as to whether and how much third-party payors will reimburse patients for their use of newly approved drugs, which in turn may put pressure on the pricing of drugs or force prescribers to use generic drugs. We expect to experience pricing pressures in connection with the sale of our product candidates, if approved, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals as well as country, regional or local healthcare budget limitations.

Even if we obtain marketing approval for CVC or any other product candidate, it could be subject to restrictions or withdrawal from the market and will be subject to post-marketing requirements, and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates, when and if any of them are approved.

Even if U.S. regulatory approval is obtained, the FDA may still impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly and time consuming post-approval studies, post-market surveillance or clinical trials. Following approval, if any, of CVC or any other product candidate, such candidate will also be subject to ongoing FDA requirements governing labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, recordkeeping, reporting of safety and other post-market information, import and export. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with GMP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requesting a recall or withdrawal of the product from the market or suspension of manufacturing.

If we or the manufacturing facilities for CVC, or any other product candidate that may receive regulatory approval, if any, fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements or any subsequent applications or supplements we may file;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products, refuse to permit the import or export of products or request us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue.

The FDA has the authority to require a risk evaluation and mitigation strategy, or REMS, as part of a NDA or after approval, which may impose further requirements or restrictions on the distribution or use of a drug, such as limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry.

In addition, if CVC or any other future product candidates is approved, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. If we receive marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. However, if we are found to have promoted such off-label uses, we may become subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If we are deemed by the FDA to have engaged in the promotion of our products for off-label use, we could be subject to FDA prohibitions on the sale or marketing of our products or significant fines and penalties, and the imposition of these sanctions could also affect our reputation and position within the industry.

Even if we receive regulatory approval for CVC or any other product candidate, we still may not be able to successfully commercialize it, and the revenue that we generate from its sales, if any, could be limited.

Even if CVC or any other future product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, healthcare payors or the medical community. Coverage and reimbursement of our product candidates by third-party payors, including government payors, is also generally necessary for commercial success. The degree of market acceptance of our product candidates will depend on a number of factors, including:

•	demonstration of clinical efficacy and safety compared to other more-established products;

•	the limitation of our targeted patient population and other limitations or warnings contained in any FDA-approved labeling;

•	acceptance of a new formulation by healthcare providers and their patients;

•	the prevalence and severity of any adverse effects;

•	new procedures or methods of treatment that may be more effective in treating or may reduce the incidences of NASH or other conditions for which our products are intended to treat;

•	pricing and cost-effectiveness;

•	the effectiveness of our or any future collaborators’ sales and marketing strategies;

•	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government healthcare programs, including Medicare and Medicaid, private health insurers and other third-party payors;

•	unfavorable publicity relating to the product candidate; and

•	the willingness of patients to pay out-of-pocket in the absence of third-party coverage.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors or patients, we may not generate sufficient revenue from that product candidate and may not become or remain profitable. Our efforts to educate the medical community and third-party payors on the benefits of CVC or any other future product candidates may require significant resources and may never be successful. In addition, our ability to successfully commercialize our product candidate will depend on our ability to manufacture our products, differentiate our products from competing products and defend and enforce our intellectual property rights relating to our products.

If the market opportunity for CVC for the treatment of NASH is smaller than we believe it is, our future revenue may be adversely affected, and our business may suffer.

If the size of the market opportunity for CVC in NASH is smaller than we anticipate, we may not be able to achieve profitability and growth. While we are initially targeting CVC for the treatment of NASH, a disease we believe to be one of the most prevalent chronic liver diseases worldwide, our projections of the number of people who have NASH, as well as the subset of people with the disease who have the potential to benefit from treatment with CVC, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations and market research and may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of this disease. The number of patients may turn out to be lower than expected. The effort to identify patients with the diseases we seek to treat is in early stages, and we cannot accurately predict the number of patients for whom treatment might be possible. For example, NASH is often undiagnosed and may be left undiagnosed for a long time. A definitive diagnosis of NASH is currently based on a histological assessment of a liver biopsy, which impacts the ability to easily identify patients. If improved diagnostic techniques for identifying NASH patients who will benefit from treatment are not developed, our market opportunity may be smaller than we currently anticipate. Additionally, the potentially addressable patient population may be limited or may not be amenable to treatment with CVC, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect our results of operations and our business.

If we fail to develop and commercialize other product candidates, we may be unable to grow our business.

Although the development and commercialization of CVC is our primary focus, as part of our longer-term growth strategy, we plan to evaluate the development and commercialization of other therapies related to immune-mediated, inflammatory, orphan and other diseases. We will evaluate internal opportunities from our compound libraries, and also may choose to in-license or acquire other product candidates as well as commercial products to treat patients suffering from immune-mediated or orphan or other disorders with high unmet medical needs and limited treatment options. These other product candidates will require additional, time-consuming development efforts prior to commercial sale, including preclinical studies, clinical trials and approval by the FDA and/or applicable foreign regulatory authorities. All product candidates are prone to the risks of failure that are inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, we cannot assure you that any such products that are approved will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace or be more effective than other commercially available alternatives.

We rely on third parties to conduct our clinical trials. If these third parties do not meet our deadlines or otherwise conduct the trials as required, our clinical development programs could be delayed or unsuccessful and we may not be able to obtain regulatory approval for or commercialize our product candidates when expected or at all.

We are dependent on third parties to conduct all of our clinical trials. Accordingly, the timing of the initiation and completion of these trials is controlled by such third parties and may occur at times substantially different from our estimates. Specifically, we use CROs to conduct our clinical trials and rely on medical institutions, clinical investigators, CROs and consultants to conduct our trials in accordance with our clinical protocols and regulatory requirements. Our CROs, investigators, and other third parties play a significant role in the conduct of these trials and subsequent collection and analysis of data.

There is no guarantee that any CROs, investigators, or other third parties on which we rely for administration and conduct of our clinical trials will devote adequate time and resources to such trials or perform as contractually required. If any of these third parties fails to meet expected deadlines, fails to adhere to our clinical protocols or otherwise performs in a substandard manner, our clinical trials may be extended, delayed or terminated. If any of our clinical trial sites terminates for any reason, we may experience the loss of follow-up information on subjects enrolled in our ongoing clinical trials unless we are able to transfer those subjects to another qualified clinical trial site. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and may receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or if we fail to adequately disclose such compensation pursuant to FDA regulations, the integrity of the data generated at the applicable clinical trial site may be jeopardized.

We rely on third parties to supply the components of and manufacture CVC for our clinical trials and commercialization, which is a complex process. Our dependence on third parties could adversely impact our business.

We are dependent on third-parties to supply the components of and manufacture CVC. If these third-party suppliers do not supply sufficient quantities of materials to us on a timely basis and in accordance with applicable specifications, GMP regulations and other regulatory requirements, there could be a significant interruption of our supplies, which would adversely affect clinical development of the product candidate. Furthermore, if any of our contract manufacturers cannot successfully manufacture material that conforms to our specifications and within regulatory requirements, we will not be able to secure and/or maintain regulatory approval, if any, for our product candidates.

We will also rely on our contract manufacturers to purchase from third-party suppliers the materials necessary to produce our product candidates for our anticipated clinical trials. We do not have any control over the process or timing of the acquisition of raw materials by our contract manufacturers. Moreover, we currently do not have agreements in place for the commercial production of these raw materials. Any significant delay in the supply of a product candidate or the raw material components thereof for an ongoing clinical trial could considerably delay completion of that clinical trial, product candidate testing and potential regulatory approval of that product candidate.

We do not expect to have the resources or capacity to commercially manufacture CVC or any other future product candidates, if approved, and will likely continue to be dependent on third-party manufacturers. Our dependence on third parties to manufacture and supply us with clinical trial materials and any approved product candidates may adversely affect our ability to develop and commercialize our product candidates on a timely basis.

The process of drug manufacturing is complex, highly regulated and subject to several risks, including:

•	the manufacturing of compounds is complex, and only a limited number of manufacturers will be capable of manufacturing CVC and other future product candidates.

•	the manufacturing of compounds is susceptible to product loss due to contamination, equipment failure, improper installation or operation of equipment or vendor or operator error. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our products or in the manufacturing facilities in which our products are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.

•	the manufacturing facilities in which CVC and other future product candidates are made could be adversely affected by labor shortages, natural disasters, power failures and numerous other factors.

•	we and our contract manufacturers must comply with GMP regulations and guidelines. Although we are ultimately responsible for ensuring that our product candidates are manufactured in accordance with GMP regulations and guidance, we are not involved in the day-to-day operations of our contract manufacturers. We and our contract manufacturers may encounter difficulties in achieving quality control and quality assurance and may experience shortages in qualified personnel. We and our contract manufacturers are subject to inspections by the FDA and comparable agencies in other jurisdictions to confirm compliance with applicable regulatory requirements. Any failure to follow GMP or other regulatory requirements or any delay, interruption or other issues that arise in the manufacture, fill-finish, packaging or storage of our products as a result of a failure of our facilities or the facilities or operations of third parties to comply with regulatory requirements or pass any regulatory authority inspection could significantly impair our ability to develop and commercialize our product candidates, including leading to significant delays in the availability of product candidates for our clinical studies or the termination or hold on a clinical study or the delay or prevention of filing or approval of marketing applications for our product candidates. Significant noncompliance could also result in the imposition of sanctions, including warning or untitled letters, fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approvals for our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could be costly and damage our reputation. If we are not able to maintain regulatory compliance, we may not be permitted to market our product candidates and/or may be subject to product recalls, seizures, injunctions, or criminal prosecution.

Any adverse developments affecting manufacturing operations for our products may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. We may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives.

We may not be successful in establishing and maintaining development or other strategic partnerships, which could adversely affect our ability to develop and commercialize product candidates.

We may choose to enter into development or other strategic partnerships in the future, including collaborations with major biotechnology or pharmaceutical companies. For example, we intend to pursue a Phase 3 clinical trial of CVC for the treatment of HIV in collaboration with a strategic partner. The negotiation process for a collaboration of this type is time consuming and complex. We may not be successful in our efforts to establish a development partnership or other alternative arrangements for any of our product candidates and programs. Even if we are successful in our efforts to establish development partnerships, the terms that we agree upon may not be favorable to us, and we may not be able to maintain such development partnerships if, for example, development or approval of a product candidate is delayed or sales of an approved product candidate are disappointing. Any delay in entering into development partnership agreements related to our product candidates could delay the development and commercialization of our product candidates and reduce their competitiveness if they reach the market.

In addition, our strategic partners may terminate any agreements they enter into with us, and we may not be able to adequately protect our rights under these agreements. Furthermore, our strategic partners will likely negotiate for certain rights to control decisions regarding the development and commercialization of our product candidates, if approved, and may not conduct those activities in the same manner as we do.

Moreover, if we fail to maintain development or other strategic partnerships related to our product candidates that we may choose to enter into, then:

•	the development of certain of our current or future product candidates may be terminated or delayed;

•	our cash expenditures related to development of certain of our current or future product candidates would increase significantly, and we may need to seek additional financing;

•	we may be required to hire additional employees or otherwise develop expertise, such as sales and marketing expertise, for which we have not budgeted; and

•	we will bear all of the risk related to the development of any such product candidates.

We may form strategic alliances in the future, and we may not realize the benefits of such alliances.

We may form strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with third parties that we believe will complement or augment our existing business, including for the continued development or commercialization of CVC or other future product candidates. These relationships or those like them may require us to incur non-recurring and other charges, increase our near- and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. We cannot be certain that, following a strategic transaction or license, we will achieve the revenues or specific net income that justifies such transaction.

If our competitors develop treatments for the target indications of our product candidates that are approved more quickly than ours, marketed more successfully or demonstrated to be safer or more effective than our product candidates, our commercial opportunity will be reduced or eliminated.

We operate in highly competitive segments of the biotechnology and biopharmaceutical markets. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions. Our product candidates, if successfully developed and approved, may compete with established therapies as well as with new treatments that may be introduced by our competitors. Many of our competitors have significantly greater financial, product candidate development, manufacturing and marketing resources than we do. Large pharmaceutical and biotechnology companies have extensive experience in clinical testing and obtaining regulatory approval for drugs. In addition, universities and private and public research institutes may be active in research in our target indications, and they or their licensees could be in direct competition with us. We also may compete with these organizations to recruit management, scientists and clinical development personnel. We will also face competition from these third parties in establishing clinical trial sites, registering subjects for clinical trials and in identifying and in-licensing new product candidates. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Additionally, we may face competition from developing countries, where costs may be cheaper.

New developments, including the development of other pharmaceutical technologies and methods of treating disease, occur in the pharmaceutical and life sciences industries at a rapid pace. Developments by competitors may render our product candidates obsolete or noncompetitive. Competition in drug development is intense. We anticipate that we will face intense and increasing competition as new treatments enter the market and advanced technologies become available.

There are currently no therapeutic products approved for the treatment of NASH. There are several commercially available products that are currently used off label for NASH, such as vitamin E (an antioxidant), insulin sensitizers (such as metformin), antihyperlipidemic agents (such as gemfibrozil), pentoxifylline, ursodiol and others. In addition, there are numerous drugs in development for the treatment of NASH. We are aware of several companies that have product candidates in clinical development for the treatment of NASH, including Intercept Pharmaceuticals, Inc., Gilead Sciences, Inc., Galectin Therapeutics Inc., Galmed Medical Research Ltd., Genfit Corp., Novartis AG, Novo Nordisk A/S, Takeda, Raptor Pharmaceutical Corp., Immuron Ltd., Shire plc, Nimbus Therapeutics Inc, Boehringer Ingelheim GmbH, Zydus Cadilla, and Conatus Pharmaceuticals Inc., and there are other companies with candidates in earlier stage development.

In HIV, we are aware of several companies that market therapies, including single tablet regimen Atripla, Complera, Stribild and Triumeq (commercialized by Bristol-Myers Squibb Company, Gilead Sciences Inc., Janssen Pharmaceuticals Inc. and ViiV Healthcare), NRTI backbones Truvada and Epzicom (commercialized by Gilead Sciences Inc. and ViiV Healthcare) and multiple single agent products in the integrase inhibitor, protease inhibitor and NNRTI class, as well as CCR5 inhibitor maraviroc (commercialized by ViiV Healthcare). Other companies are also developing novel HIV therapies and vaccines.

Even if we obtain regulatory approval for our product candidates, the availability and price of our competitors’ products could limit the demand or the price we are able to charge, for our product candidates. Several generic products are already available and more will become available for the indications we are targeting with our product candidates. Our business will be harmed if the acceptance of our product candidates is inhibited by price competition or the reluctance of physicians to switch from existing methods of treatment to our product candidates, or if physicians switch to other new drug products or choose to reserve our product candidates for use in limited circumstances. Our inability to compete with existing or subsequently introduced drug products would have a material adverse impact on our business.

We have no sales, marketing, reimbursement or distribution capabilities, and we will have to invest significant resources to develop these capabilities.

We have no internal sales, marketing, reimbursement or distribution capabilities. If CVC or any other future product candidates ultimately receives regulatory approval, we may not be able to effectively market and distribute the product candidate. We will have to invest significant amounts of financial and management resources to develop internal sales, distribution and marketing capabilities, some of which will be committed prior to any confirmation that CVC or any other future product candidates will be approved, if at all. We may not be able to hire consultants or external service providers to assist us in sales, marketing, reimbursement and distribution functions on acceptable financial terms or at all. Even if we decide to establish sales, marketing, reimbursement and distribution functions, we could face a number of additional related risks, including the following:

•	we may not be able to attract and build an effective marketing department or sales force;

•	the cost of establishing a marketing department or sales force may exceed our available financial resources and the revenues generated by CVC or any other product candidates that we may develop, in-license or acquire; and

•	our direct sales, reimbursement and marketing efforts may not be successful.

If we lose key scientists or management personnel, or if we fail to recruit additional highly skilled personnel, it will impair our ability to identify, develop and commercialize products.

We are highly dependent on principal members of our management team and scientific staff, including our Chief Executive Officer, Laurent Fischer, M.D., and our Chief Medical Officer, Éric Lefebvre, M.D. These executives each have significant pharmaceutical industry experience. The loss of any member of our management team or scientific staff, including Drs. Fischer and Lefebvre, would impair our ability to identify, develop and market new products. Our management and other employees may voluntarily terminate their employment with us at any time. The loss of the services of these or other key personnel, or the inability to attract and retain additional qualified personnel, could result in delays to development or approval, loss of sales and diversion of management resources. In addition, we depend on our ability to attract and retain other highly skilled personnel. Competition for qualified personnel is intense, and the process of hiring and integrating such qualified personnel is often lengthy. We may be unable to recruit such personnel on a timely basis, if at all, which would negatively impact our development and commercialization programs.

Additionally, we do not currently maintain “key person” life insurance on the lives of our executives or any of our employees. This lack of insurance means that we may not receive adequate compensation for the loss of the services of these individuals.

We may encounter difficulties in managing our growth and expanding our operations successfully.

As of May 5, 2015, we had 15 full-time employees. We will need to grow our organization substantially to continue development and pursue the potential commercialization of CVC and other future product candidates, as well as function as a public company. As we seek to advance CVC and other product candidates, we will need to expand our financial, development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various strategic partners, suppliers and other third parties. Future growth will impose significant added responsibilities on members of management and require us to retain additional internal capabilities. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to manage our development efforts and clinical trials effectively and hire, train and integrate additional management, clinical and regulatory, financial, administrative and sales and marketing personnel. We may not be able to accomplish these tasks, and our failure to so accomplish could prevent us from successfully growing our company.

Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and may affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding healthcare systems that could prevent or delay marketing approval for our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell our product candidates.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We are not sure whether additional legislative changes will be enacted, or whether the FDA or other agency regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the United States Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

In the United States, the Medicare Modernization Act of 2003, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for outpatient prescription drug purchases by the elderly with a new Part D program. In addition, this legislation authorized Medicare Part D prescription drug plans to use formulas where they can limit the number of drugs that will be covered in any therapeutic class. Notwithstanding the expansion of federal coverage of drug products, there is pressure to contain and reduce costs.

More recently, in March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act, which is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The Affordable Care Act, among other things:

•	imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs”;

•	increased the minimum level of Medicaid rebates payable by manufacturers of brand-name drugs from 15.1% to 23.1%;

•	expanded the 340B drug discount program;

•	required collection of rebates for drugs paid by Medicaid managed care organizations;

•	revised the definition of “average manufacturer price” for Medicaid drug rebate reporting purposes, which could increase the amount of Medicaid drug rebates due to states;

•	required manufacturers to participate in a coverage gap discount program, under which they must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and

•	mandated a further shift in the burden of Medicaid payments to the states.

Although it is too early to determine the full effect of the Affordable Care Act on our business, the law appears likely to continue the pressure on pharmaceutical pricing, especially under Medicare, and may also increase our regulatory burdens and operating costs.

Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. On August 2, 2011, the President signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee did not achieve its targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reductions to several government programs.

These reductions include aggregate reductions to Medicare payments to providers, managed care organizations, and prescription drug plan sponsors, of 2% per fiscal year, which went into effect on April 1, 2013.

There likely will continue to be legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future or their full impact. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect:

•	the demand for any product candidates for which we may obtain regulatory approval;

•	our ability to set a price that we believe is fair for our product candidates;

•	our ability to generate revenue and achieve or maintain profitability;

•	the level of taxes that we are required to pay; and

•	the availability of capital.

If we fail to comply with healthcare regulations, we could face substantial penalties and our business, results of operations and financial condition could be adversely affected.

Certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. We could be subject to healthcare fraud and abuse and patient privacy laws and regulations by both the federal government and the states in which we conduct our business. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws. The regulations that may affect our ability to operate include, without limitation:

•	the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government, and which may apply to entities that provide coding and billing advice to customers;

•	the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formula managers on the other;

•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information; and

•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution under the Anti-Kickback Statute, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. We have consulting arrangements with physicians who provide various services to us. Payment for some of these consulting services is not made on a per-hour basis. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability.

Recent legislation has strengthened the above laws. The Affordable Care Act, among other things, amends the intent requirement of the Federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

The Affordable Care Act also imposes new reporting and disclosure requirements on drug manufacturers for any “transfer of value” made or distributed to prescribers and other healthcare providers. In addition, drug manufacturers will also be required to report and disclose any investment interests held by physicians and their immediate family members during the preceding calendar year. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (and up to an aggregate of $1.0 million per year for “knowing failures”), for all payments, transfers of value or ownership or investment interests not reported in an annual submission.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians for marketing. Some states mandate implementation of compliance programs and/or the tracking and reporting of gifts, compensation, and other remuneration to physicians. The need to build and maintain a robust compliance program with different compliance and/or reporting requirements increases the possibility that a healthcare company may violate one or more of the requirements.

If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, imprisonment, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

Governments may impose price controls, which may adversely affect our future profitability.

We intend to seek approval to market our product candidates in both the United States and in foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our product candidates. In many foreign countries the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product candidate. If reimbursement of our future products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of CVC or other future product candidates.

We face an inherent risk of potential product liability as a result of the clinical testing of CVC and other future product candidates and will face an even greater risk if we commercialize our product candidates. For example, we may be sued if CVC or our other product candidates allegedly cause injury or are found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product candidate, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts.

If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit or cease the commercialization of our product candidates. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for CVC or our other product candidates;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	the inability to commercialize CVC or our other product candidates; and

•	a decline in our stock price.

We maintain clinical trial insurance with $10.0 million in coverage in the United States and local policies in other countries, which we believe is sufficient to cover foreseeable claims that may be made against us and is customary for similarly situated companies in our industry. However, we cannot be certain that such insurance will be sufficient to cover all claims that may be made against us and any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Furthermore, our inability to obtain and retain sufficient clinical trial insurance at an acceptable cost to protect against potential liability claims could prevent or inhibit the commercialization of CVC or our other product candidates.

Our term loan with Oxford contains restrictions that may limit our flexibility in operating our business.

In June 2014, we entered into a loan and security agreement with Oxford Finance LLC, or Oxford, pursuant to which we borrowed an aggregate principal amount of $15.0 million. Amounts outstanding under the term loan are secured by all of our existing and future assets, excluding intellectual property unless otherwise determined by applicable judicial authority. The agreement contains various covenants that require Oxford’s approval to engage in specified types of transactions. These covenants require approval to, among other things:

•	incur or assume certain debt;

•	merge or consolidate;

•	change the nature of our business;

•	dispose of certain assets;

•	grant liens on our assets including our intellectual property;

•	make certain investments;

•	pay dividends; and

•	enter into material transactions with affiliates.

A breach of any of these covenants or a material adverse change to our business could result in a default under the loan. In the case of an event of default under the loan, Oxford could elect to declare all amounts outstanding to be immediately due and payable, commence and prosecute bankruptcy and/or other insolvency proceedings, or proceed against the collateral granted to Oxford as security for the loan.

We and any of our future development partners will be required to report to regulatory authorities if any approved products cause or contribute to adverse events, and any failure to do so would result in sanctions that would materially harm our business.

If we and any of our future development partners are successful in commercializing our products, the FDA and foreign regulatory authorities would require that we and any of our future development partners report certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We and any of our future development partners may fail to report adverse events we become aware of within the prescribed timeframe or we may fail to receive notice of such events from our CROs within the prescribed time period. We and any of our future development partners may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we and any of our future development partners fail to comply with our reporting obligations, the FDA or a foreign regulatory authority could take action, including criminal prosecution, the imposition of civil monetary penalties, seizure of our products or delay in approval of future products.

Our internal computer systems, or those of our development partners, third-party CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our current and any future CROs and other contractors, consultants and collaborators are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, we rely on third parties to manufacture our product candidates and conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our product candidate could be delayed. We plan to update the financial systems technology associated with our general ledger accounting by the end of 2015. Should the new systems not be implemented successfully, or if the systems do not perform in a satisfactory manner once the update is complete, our business and operations could be adversely affected.

Business disruptions could seriously harm our future revenues and financial condition and increase our costs and expenses.

Our operations could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters or business interruptions, for which we are predominantly self-insured. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely on third-party manufacturers to produce CVC and our other product candidates. Our ability to obtain clinical supplies of CVC or our other product candidates could be disrupted if the operations of these suppliers are affected similarly.

Risks Relating to Our Intellectual Property

Our rights to develop and commercialize our product candidates are subject in part to the terms and conditions of a license to CVC granted to us by Takeda.

CVC is based in part on patents that we have licensed on an exclusive basis and other intellectual property licensed from Takeda Pharmaceutical Company Limited, or Takeda. Takeda holds certain rights with respect to CVC in the license agreement. This license imposes various commercial, contingent payment, royalty, insurance, indemnification, and other obligations on us. If we fail to comply with these obligations, the licensor may have the right to terminate the license, in which event we would lose valuable rights under our collaboration agreements and our ability to develop product candidates.

Either party may terminate the license agreement under certain circumstances, including a material breach of the agreement by the other. In the event we terminate our license, or if Takeda terminates our license due to our breach, all rights to CVC, including any intellectual property we develop with respect to CVC or licensed or developed by us under this agreement will revert or otherwise be licensed back to Takeda on an exclusive basis. Any termination or reversion to Takeda of our rights to develop or commercialize CVC, including any reacquisition by Takeda of our rights, will have a material adverse effect on our business.

We may fail to comply with any of our obligations under existing agreements pursuant to which we license rights or technology, which could result in the loss of rights or technology that are material to our business.

We are a party to a license agreement with Takeda that is important to our business, and we may enter into additional licenses in the future. Under our agreement from Takeda, Takeda has assigned and licensed to us certain patents and know-how relating to CVC. This license agreement imposes various commercial, contingent payment, royalty, insurance, indemnification, and other obligations on us. If we fail to comply with these obligations, Takeda may have the right to terminate the license agreement, in which event we would lose valuable rights to CVC and would be unable to develop or market CVC.

With respect to certain patents under our license agreement with Takeda and in some cases with respect to any license we may enter into in the future, patent prosecution of our licensed technology is controlled solely by the licensor. If our licensors fail to obtain and maintain patent or other protection for the proprietary intellectual property we license from them, we could lose our rights to the intellectual property or our exclusivity with respect to those rights, and our competitors could market competing products using the intellectual property. In certain cases, including with respect to the patents assigned to us from Takeda, we control the prosecution of patents resulting from licensed or assigned technology. In the event we breach any of our obligations related to such prosecution, we may incur significant liability to our licensing partners. Licensing of intellectual property is of critical importance to our business and involves complex legal, business, and scientific issues. Disputes may arise regarding intellectual property subject to a licensing agreement, including but not limited to:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborators; and

•	the priority of invention of patented technology.

If disputes over intellectual property and other rights that we have licensed or acquired from third parties prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

Our success depends on our ability to protect our intellectual property and our proprietary technologies.

Our commercial success depends in part on our ability to obtain and maintain patent protection and trade secret protection for our product candidates, proprietary technologies, and their uses as well as our ability to operate without infringing upon the proprietary rights of others. We can provide no assurance that our patent applications or those of our licensors will result in additional patents being issued or that issued patents will afford sufficient protection against competitors with similar technology, nor can there be any assurance that the patents issued will not be infringed, designed around or invalidated by third parties. Even issued patents may later be found unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. The degree of future protection for our proprietary rights is uncertain. Only limited protection may be available and may not adequately protect our rights or permit us to gain or keep any competitive advantage. This failure to properly protect the intellectual property rights relating to our product candidates could have a material adverse effect on our financial condition and results of operations.

Composition-of-matter patents on the biological or chemical active pharmaceutical ingredient are generally considered to be the strongest form of intellectual property and provide the broadest scope of patent protection for pharmaceutical products, as such patents provide protection without regard to any method of use. While we have issued composition-of-matter patents in the United States and other countries for CVC, we cannot be certain that the claims in our issued composition-of-matter patents will not be found invalid or unenforceable if challenged. We cannot be certain that the claims in our patent applications covering composition-of-matter or formulations of our other product candidates will be considered patentable by the United States Patent and Trademark Office, or USPTO, and courts in the United States or by the patent offices and courts in foreign countries, nor can we be certain that the claims in our issued composition-of-matter patents will not be found invalid or unenforceable if challenged. Even if our patent applications covering formulations of our product candidates issue as patents, the formulation patents protect a specific formulation of a product and may not be enforced against competitors making and marketing a product that has the same active pharmaceutical ingredient in a different formulation. Method-of-use patents protect the use of a product for the specified method or for treatment of a particular indication. This type of patent may not be enforced against competitors making and marketing a product that has the same active pharmaceutical ingredient but used for a method not included in the patent. Moreover, even if competitors do not actively promote their product for our targeted indications, physicians may prescribe these products “off-label.” Although off-label prescriptions may infringe or contribute to the infringement of method-of-use patents, the practice is common and such infringement is difficult to prevent or prosecute.

Our issued composition of matter patents for CVC are expected to expire in the United States as early as 2023. Our additional patents and pending patent applications that cover formulations, combination products and use of CVC to treat various indications are expected to expire at various times that range from 2023 (for issued patents) to potentially 2035 (for currently-filed provisional patent applications if patents were to issue on non-provisional applications filed thereon).

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any of our future development partners will be successful in protecting our product candidates by obtaining and defending patents. These risks and uncertainties include the following:

•	the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case;

•	patent applications may not result in any patents being issued;

•	patents that may be issued or in-licensed may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;

•	our competitors, many of whom have substantially greater resources than we do and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or eliminate our ability to make, use, and sell our potential product candidates;

•	there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns; and

•	countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing product candidates.

In addition, we rely on the protection of our trade secrets and proprietary know-how. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties, and confidential information and inventions agreements with employees, consultants and advisors, we cannot provide any assurances that all such agreements have been duly executed, and third parties may still obtain this information or may come upon this or similar information independently. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating our trade secrets. If any of these events occurs or if we otherwise lose protection for our trade secrets or proprietary know-how, our business may be harmed.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. In particular, under the Leahy-Smith Act, the United States transitioned in March 2013 to a ‘‘first inventor to file’’ system in which the first inventor to file a patent application will be entitled to the patent. Third parties are allowed to submit prior art before the issuance of a patent by the USPTO, in which case a patent may become subject to post-grant proceedings including opposition, derivation, reexamination, inter-partes review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position.

Claims by third parties that we infringe their proprietary rights may result in liability for damages or prevent or delay our developmental and commercialization efforts.

The biotechnology industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates. As the biotechnology industry expands and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties. Because patent applications are maintained in secrecy until the application is published, we may be unaware of third party patents that may be infringed by commercialization of CVC or our other product candidates. Moreover, because patent applications can take many years to issue, there may be currently-pending patent applications that may later result in issued patents that our product candidates may infringe. In addition, identification of third party patent rights that may be relevant to our technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Any claims of patent infringement asserted by third parties would be time consuming and could likely:

•	result in costly litigation;

•	divert the time and attention of our technical personnel and management;

•	cause development delays;

•	prevent us from commercializing CVC or our other product candidates until the asserted patent expires or is held finally invalid or not infringed in a court of law;

•	require us to develop non-infringing technology, which may not be possible on a cost-effective basis; or

•	require us to enter into royalty or licensing agreements.

Although no third party has asserted a claim of patent infringement against us as of the date of this prospectus, others may hold proprietary rights that could prevent CVC or our other product candidates from being marketed. Any patent-related legal action against us claiming damages and seeking to enjoin commercial activities relating to our product candidate or processes could subject us to potential liability for damages and require us to obtain a license to continue to manufacture or market CVC or our other product candidates. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. In addition, we cannot be sure that we could redesign our product candidate or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing CVC or our other product candidates, which could harm our business, financial condition and operating results.

Moreover, we may be subject to a third party preissuance submission of prior art to the USPTO or in addition to interference proceedings, may become involved in opposition, derivation, reexamination, inter partes review, post-grant review or other post-grant proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming, and unsuccessful. Further, our issued patents could be found invalid or unenforceable if challenged in court.

If we or any of our future development partners were to initiate legal proceedings against a third party to enforce a patent directed at one of our product candidates, or one of our future product candidates, the defendant could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or insufficient written description. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. Third parties may also raise similar claims before the USPTO, even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on such product candidate. Such a loss of patent protection would have a material adverse impact on our business.

Interference proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our product candidates to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

We may not be successful in obtaining or maintaining necessary rights to our product candidates through acquisitions and in-licenses.

We currently have rights to the intellectual property, through licenses from third parties and under patents that we own, to develop our product candidates. Because our programs may require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license, or use these proprietary rights. For example, our product candidates may require specific formulations to work effectively and efficiently and the rights to these formulations may be held by others. We may be unable to acquire or in-license any compositions, methods of use, processes, or other third-party intellectual property rights from third parties that we identify as necessary for our product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources, and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment.

We may collaborate with U.S. and foreign academic institutions to accelerate our preclinical or clinical research. Typically, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such option, we may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking our ability to pursue our program.

If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of that program and our business and financial condition could suffer.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we engage the services of consultants, in addition to our employees, to assist us in the development of our product candidates. Many of these employees and consultants, and many of our employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other biotechnology or pharmaceutical companies including our competitors or potential competitors. We may become subject to claims that our company, our employees or a consultant inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we rely on third parties to research and develop and to manufacture our product candidates, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third-party contractors and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. For example, any academic institution that we may collaborate with in the future will usually expect to be granted rights to publish data arising out of such collaboration, provided that we are notified in advance and given the opportunity to delay publication for a limited time period in order for us to secure patent protection of intellectual property rights arising from the collaboration, in addition to the opportunity to remove confidential or trade secret information from any such publication. In the future we may also conduct joint research and development programs that may require us to share trade secrets under the terms of our research and development or similar agreements. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

If we do not obtain protection under the Hatch-Waxman Amendments by extending the patent terms for CVC or our other product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of CVC or other product candidates, one or more of our United States patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, we may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely impact our financial condition or results of operations.

We may not be able to protect our intellectual property rights throughout the world.

While we have issued composition-of-matter patents directed at CVC in the United States and other countries, filing, prosecuting and defending patents on CVC and our other product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries may not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. For example, India and China have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. Although we currently do not have issued patents in these particular jurisdictions, to the extent we are able to obtain such patents, we may have limited remedies if our patents are infringed or if we are compelled to grant a license to a third party. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related to Our Financial Position and Need for Capital

If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully develop and commercialize CVC and other future product candidates.

Although we believe that the anticipated net proceeds from our merger and financing, together with our existing cash and cash equivalents, will be sufficient to fund our current operations through at least 2016, we will require substantial future capital in order to complete the remaining clinical development for CVC and our other product candidates and to potentially commercialize these product candidates. We expect our spending levels to increase in connection with our clinical trials of CVC, as well as other corporate activities. The amount and timing of any expenditure needed to implement our development and commercialization programs will depend on numerous factors, including:

•	the type, number, scope, progress, expansion costs, results of and timing of our ongoing or future clinical trials or the need for additional clinical trials of CVC for NASH or any of our other product candidates which we are pursuing or may choose to pursue in the future;

•	the costs of obtaining, maintaining and enforcing our patents and other intellectual property rights;

•	the costs and timing of obtaining or maintaining manufacturing for CVC for NASH and any of our other product candidates, including commercial manufacturing if any product candidate is approved;

•	the costs and timing of establishing sales marketing, and reimbursement capabilities and enhanced internal controls over financial reporting;

•	the terms and timing of establishing and maintaining collaborations, license agreements and other partnerships;

•	costs associated with any new product candidates that we may develop, in-license or acquire;

•	the effect of competing technological and market developments; and

•	the costs associated with being a public company.

Some of these factors are outside of our control. We do not expect our existing capital resources to be sufficient to enable us to fund the completion of our clinical trials and commercialization of our product candidates. We expect that we will need to raise additional funds in the future.

We have not sold any products, and we do not expect to sell or derive revenue from any product sales for the foreseeable future. We may seek additional funding through future debt and equity financing, as well as potential additional collaborations or strategic partnerships with other companies or through non-dilutive financings. Additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. In addition, the issuance of additional shares by us, or the possibility of such issuance, may cause the market price of our shares to decline.

If we are unable to obtain funding on a timely basis, we will be unable to complete ongoing and planned clinical trials for CVC for NASH and any of our other product candidates and we may be required to significantly curtail some or all of our activities. We also could be required to seek funds through arrangements with collaborative partners or otherwise that may require us to relinquish rights to our product candidates or some of our technologies or otherwise agree to terms unfavorable to us.

Our ability to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments may be limited by provisions of the Internal Revenue Code, and may be subject to further limitation.

As of December 31, 2014, Tobira Development, Inc. had U.S. federal and state net operating loss carryforwards of approximately $90.8 million and $44.9 million, respectively, and Tobira (formerly known as Regado Biosciences, Inc.) had U.S. federal and state net operating loss carryforwards of approximately $205.6 million and $257.9 million, respectively, available to reduce future taxable income, which expire 2016 through 2026.

These net operating losses have been fully offset by a valuation allowance due to uncertainties surrounding our ability to realize these tax benefits. Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. Similar rules may apply under state tax laws. We have not performed a detailed analysis to determine whether an ownership change under Section 382 of the Code, or similar state provisions, has previously occurred or will occur as a result of the Merger. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liability to us and may be substantial.

Risks Relating to Ownership of Our Common Stock

The price of our common stock has been, and may continue to be, volatile.

Historically, the market price of our common stock has fluctuated over a wide range, and it is likely that the price of our common stock will continue to be volatile in the future. The market price of our common stock could be impacted due to a variety of factors, including, in addition to global and industry-wide events:

•	the losses we may incur;

•	developments in patent or other proprietary rights owned or licensed by us, our collaborative partners or our competitors;

•	public concern as to the safety and efficacy of products developed by us or others; and

•	litigation.

In addition, due to one or more of the foregoing factors in one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of our common stock could materially decline.

Our executive officers, directors and principal stockholders will have the ability to control all matters submitted to our stockholders for approval.

Our executive officers, directors and stockholders who beneficially owned more than 5% of our common stock, in the aggregate, beneficially own shares representing approximately 74.2% of our common stock as estimated as of May 5, 2015. As a result, if these stockholders were to choose to act together, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, will control the election of directors and approval of any merger, consolidation, sale of all or substantially all of our assets or other business combination or reorganization. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may delay or prevent a merger, acquisition or other change of control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions include:

•	classifying our board of directors into three classes;

•	authorizing the issuance of “blank check” convertible preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	limiting the removal of directors by the stockholders;

•	requiring a supermajority vote of stockholders to amend our certificate of incorporation or bylaws;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

•	establishing Delaware as the exclusive jurisdiction for certain stockholder litigation against us.

In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, who are responsible for appointing the members of our management team. In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits, with some exceptions, stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions together provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders.

Your investment may be diluted by exercises of outstanding options and warrants.

As of May 5, 2015, we had outstanding options to purchase an aggregate of 1,652,366 shares of our common stock at a weighted average exercise price of $13.28 per share and warrants to purchase an aggregate of 64,658 shares of our common stock at a weighted average exercise price of $11.72 per share. The exercise of such outstanding options and warrants will result in dilution of your investment. In addition, as described below, you may experience additional dilution if we issue common stock in the future. As a result of this dilution, you may receive significantly less than the full purchase price you paid for the shares in the event of liquidation.

Future sales and issuances of our common stock or rights to purchase common stock pursuant to our equity incentive plans could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

Sales of a substantial number of shares of our common stock by our existing stockholders in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could significantly reduce the market price of our common stock and impair our ability to raise adequate capital through the sale of additional equity securities.

If we are unable to satisfy the continued listing requirements of The NASDAQ Stock Market, or NASDAQ, our common stock could be delisted and the price and liquidity of our common stock may be adversely affected.

Our common stock may lose value and our common stock could be delisted from NASDAQ due to several factors or a combination of such factors. While our common stock is currently listed on The NASDAQ Stock

Market, there can be no assurance that we will be able to maintain such listing. To maintain the listing of our common stock on The NASDAQ, we are required to meet certain listing requirements, including, among others, a requirement to maintain a minimum closing bid price of $1.00 per share. If our common stock trades below the $1.00 minimum closing bid price requirement for 30 consecutive business days or if we do not meet other listing requirements, we may be notified by NASDAQ of non-compliance. There can be no assurance that the per share trading price of our common stock will remain above $1.00 per share or that we will be able to continue to meet other listing requirements. If our common stock is delisted, market liquidity for our common stock could be severely affected, and our stockholders’ ability to sell their shares of our common stock could be limited. In addition, our common stock could be subject to “penny stock” rules which impose additional disclosure requirements on broker-dealers and could further negatively impact our market liquidity for our common stock and our stockholders’ ability to sell their shares of our common stock. Accordingly, a delisting of our common stock from NASDAQ would negatively affect the value of our common stock. Delisting could also have other negative results, including, but not limited to, the loss of institutional investor interest.

We are incurring significantly increased costs and devote substantial management time as a result of operating as a public company and such costs are likely to increase particularly after we are no longer an “emerging growth company.”

As a public company, we are incurring significant legal, accounting and other expenses that we did not incur as a private company. For example, we are required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the Securities and Exchange Commission, and NASDAQ, our stock exchange, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these requirements has increased and will continue to increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, our management and other personnel need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

If we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, investors’ views of us and, as a result, the value of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the annual report for our fiscal year ending December 31, 2015. When and if we are a “large accelerated filer” or an “accelerated filer” and are no longer an “emerging growth company,” each as defined in the Exchange Act, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company, we intend to take advantage of an exemption available to emerging growth companies from these auditor attestation requirements. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we will need to upgrade our systems including information technology; implement additional financial and management controls, reporting systems, and procedures; and hire additional accounting and finance staff. If we or, if required, our auditors are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting, and the trading price of our common stock may decline.

We do not anticipate paying cash dividends on our common stock, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never declared or paid any cash dividend on our common stock and do not anticipate paying cash dividends on our common stock in the future. Our loan and security agreement with Oxford prohibits us from paying cash dividends. As a result, the only return to stockholders will be appreciation in the price of our common stock, which may never occur. Investors seeking cash dividends should not invest in our common stock.

We may be subject to securities litigation, which is expensive and could divert management attention.

Our stock price has fluctuated in the past and may be volatile in the future, and in the past, companies that have experienced volatility in the market price of their stock have been subject to an increased incidence of securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. For example, in February 2015, two putative class action lawsuits were filed in the Court of Chancery for the State of Delaware against us and certain of our directors alleging that certain of our directors breached their fiduciary duties in connection with the Merger. For more information, see “Business—Legal Proceedings.”

Risks Relating to the Merger

The integration of Tobira and Tobira Development will require significant resources and may not be successful.

There is no history of Tobira (formerly known as “Regado Biosciences, Inc.”) and Tobira Development as a combined company. Additionally, various decisions regarding management restructuring, operational staffing and reporting systems have not yet been finalized. As a result, there can be no guarantee that the two companies will operate together successfully as a combined company. Integration of the companies and consolidation of their operations will require considerable management time, which could result in the diversion of management resources from other important matters.

The failure to integrate successfully the merged businesses in the expected timeframe could adversely affect the combined company’s future results.

The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the Merger.

Potential difficulties that may be encountered in the integration process include the following:

•	using the combined company’s cash and other assets efficiently to develop the business of the combined company;

•	appropriately managing the liabilities of the combined company;

•	potential unknown or currently unquantifiable liabilities associated with the Merger and the operations of the combined company; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by integrating the companies’ operations.

The operations of the combined company may be adversely affected by the integration.

The combined company will be subject to various risks following the consummation of the Merger, including:

•	interruption of the operations of the combined companies; and

•	anticipated and unanticipated costs relating to additional administrative or operating expenses of each business.

These and other factors could adversely affect the combined business and operating results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to statements about:

•	the timing and success of preclinical studies and clinical trials conducted by us and our development partners;

•	the ability to obtain and maintain regulatory approval of our product candidates, and the labeling for any approved products;

•	the scope, progress, expansion, and costs of developing and commercializing CVC or other future product candidates;

•	the size and growth of the potential markets for CVC or other future product candidates and the ability to serve those markets;

•	our expectations regarding our expenses and revenue, the sufficiency of our cash resources and needs for additional financing;

•	the rate and degree of market acceptance of any of CVC or other future product candidates;

•	our expectations regarding competition;

•	our anticipated growth strategies;

•	our ability to attract or retain key personnel;

•	our ability to establish and maintain development partnerships;

•	our expectations regarding federal, state and foreign regulatory requirements;

•	regulatory developments in the United States and foreign countries;

•	our ability to obtain and maintain intellectual property protection for our product candidates; and

•	the anticipated trends and challenges in our business and the market in which we operate.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” “would” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail in our reports filed from time to time under the Securities Act and/or the Exchange Act, including the risks identified under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q. We encourage you to read these filings as they are made. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should read this prospectus, the documents incorporated by reference herein, and any prospectus supplement or free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the resale of the shares of our common stock offered by this prospectus will belong to the selling stockholders identified in this prospectus under “Selling Stockholders.”

BUSINESS

Company Overview

We are a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics to treat liver disease, human immunodeficiency virus, or HIV, fibrosis and inflammation. Our lead product candidate, cenicriviroc, or CVC, is a proprietary immunomodulator that can potentially be used to treat a number of disease states with high unmet medical need. We are developing CVC for nonalcoholic steatohepatitis, or NASH, for which we are enrolling a Phase 2b clinical trial. CVC is a once-daily pill with well-established safety and tolerability in over 600 subjects dosed in Phase 1 and Phase 2 trials, including a pharmacokinetics (PK) and safety study in subjects with liver cirrhosis and 115 HIV type 1, or HIV-1, infected subjects on treatment for up to 48 weeks.

CVC is a first-in-class oral, long-acting, once-daily, potent dual inhibitor, or antagonist, of chemokine receptor type 2, or CCR2, and type 5, or CCR5, with anti-inflammatory and anti-fibrotic activity. We are initially developing CVC for NASH, a liver disease characterized by fatty deposits, cellular damage, inflammation and fibrosis. CVC binds to both CCR2 and CCR5 and blocks the migration of immune cells to the liver in response to cellular damage, thereby disrupting in the immuno-inflammatory cascade and the activation of fibrosis generating hepatic stellate cells, or HSCs.

NASH is a serious inflammatory type of non-alcoholic fatty liver disease, or NAFLD, commonly associated with obesity, type-2 diabetes and related metabolic disorders. NASH may evolve from fibrosis to cirrhosis and may lead to liver cancer or liver failure. Due to the growing epidemic of obesity and diabetes, NASH is projected to be the most common cause of advanced liver disease and the most common reason for liver transplant by 2020. The NASH market opportunity is estimated to be three to five times that of hepatitis C virus, or HCV, in the United States. NASH prevalence is estimated to be approximately 9 million to 15 million people in the United States, or 3%-5% of the U.S. population, with similar prevalence in other major markets. However, a significantly higher prevalence has been reported in patient segments at greater risk. For example, NASH has been observed in approximately 33% of obese patients in various studies.

There are no approved therapies for NASH. Current guidelines recommend managing NASH patients through lifestyle modifications and the treatment of comorbidities including obesity, diabetes and related disorders. Although these patient management options may provide some benefit, they are generally suboptimal and have limited impact. Accordingly, the NASH market has a significant unmet need for pharmacological options that are effective and well tolerated for this chronic condition. We believe CVC has the potential to address this unmet need based on its dual inhibitor mechanism of action as well as clinical and preclinical evidence. In our completed Phase 2b study of CVC in HIV-1 infected subjects, we observed a reduction in the percentage of patients with elevated fibrosis risk scores. We have also seen anti-inflammatory and anti-fibrotic effects across several animal models of inflammation, liver and kidney disease. Finally, our clinical program of CVC to date includes safety and dosing data from over 600 subjects including a recently completed PK and safety study in subjects with liver cirrhosis and our Phase 2b HIV study which treated 115 subjects for up to 48 weeks.

We are also planning to develop CVC as part of a fixed-dose backbone in combination with lamivudine, or 3TC, for the treatment of infection by HIV-1, the virus that causes acquired immunodeficiency syndrome, or AIDS. A fixed-dose combination product contains at least two pharmaceutical agents in a single tablet, in this case CVC and lamivudine, and may then be tested or used in combination with additional therapies to provide a complete anti-retroviral regimen. The term “backbone” is commonly used in the context of HIV treatment to describe fixed-dose combination products which may be used with other HIV drugs and allow for a variety of three-drug combinations. Currently, U.S. sales of HIV therapies were forecasted to be $9.6 billion in 2014 and growing to $12.8 billion in 2020, according to Datamonitor.

CVC inhibits CCR5, the primary co-receptor required for HIV-1 to infect immune cells and we believe that CVC’s inhibition of CCR2 may have immuno-inflammatory benefits in HIV-1 infected individuals at increased risk of liver, cardiovascular and kidney diseases. We have completed a 143 patient randomized double-blind controlled Phase 2b study of CVC versus efavirenz, or EFV, both in combination with emtricitabine, or FTC, and tenofovir disoproxil fumarate, or tenofovir DF or TDF. In this study, CVC demonstrated comparable levels of viral control to EFV as well as a favorable safety and tolerability profile with fewer treatment-related adverse events, or AEs, over 48 weeks. We plan to advance our HIV-1 clinical program into Phase 3 development in collaboration with a strategic partner or with non-dilutive financing. We also plan to explore a potential role for CVC as adjunctive therapy to anti-retroviral regimens to address the inflammatory and fibrosis-related co-morbidities of chronic HIV infection.

In addition, we believe CVC has the potential to be studied in the treatment of other CCR2 and CCR5 mediated inflammatory and fibrotic driven diseases such as kidney fibrosis, graft-versus-host disease, or GVHD, and certain cancers.

Below is our clinical and preclinical pipeline:

Strategy

Our goal is to become a leading biopharmaceutical company developing and commercializing innovative immunomodulatory therapies for liver diseases, HIV, fibrosis and inflammation. To achieve our goal, we plan to:

•	Complete clinical development and seek regulatory approval of CVC in NASH. We plan to complete enrollment of our Phase 2b clinical trial of CVC in NASH in the second quarter of 2015 and announce our primary endpoint in mid-2016. NASH is a disease driven by the growing epidemic of obesity, with a significant unmet need for approved therapies that are effective and well tolerated. We believe CVC is an excellent candidate for the chronic treatment of NASH due to its safety profile and first-in-class dual mechanism of action targeting fibrosis-generating cells.

•	Establish commercial capabilities to market CVC as a leading treatment for NASH. If approved, we intend to establish a specialty sales force and develop targeted commercial capabilities in key geographies to promote CVC to liver specialists and other physicians treating this disease. Patients with NASH are primarily managed by a concentrated group of liver specialists in the United States. We believe this will enable us to launch CVC in NASH in a cost-effective, targeted manner.

•	Advance the clinical development program for CVC in HIV-1 in collaboration with a strategic partner or with non-dilutive financing. We have obtained initial evidence of efficacy and safety in a Phase 2b clinical trial of CVC in HIV-1 infected patients. We intend to seek collaborators or non-dilutive financing to initiate and complete Phase 3 clinical testing of a fixed-dose combination backbone of CVC/3TC in HIV-1 infected patients or advance CVC as a potential adjunctive therapy to standard of care regimens to address inflammatory and fibrosis co-morbidities associated with chronic HIV-1 infection.

•	Opportunistically grow our pipeline through additional indications for CVC and in-licensing opportunities. We believe that CVC has the potential to be an effective immunomodulatory treatment for other CCR2 and CCR5 mediated inflammatory and fibrotic driven diseases such as kidney fibrosis, GVHD and certain cancers. For example, results from a study of kidney fibrosis in mice were presented at the International AIDS Conference in July 2014. We will continue to seek ways to broaden our pipeline and leverage our capabilities and expertise.

NAFLD and NASH Disease Overview

NAFLD is the most common liver disease and is associated with obesity and type-2 diabetes. The disease is characterized by the accumulation of fat in the liver with no other apparent causes. In the United States, NAFLD affects approximately 27%-34% of the population, or an estimated 86 million to 108 million people. NASH is a more advanced and severe subtype of NAFLD. Data from the CDC’s Behavioral Risk Factors Surveillance Systems suggest that prevalence of obesity in the United States has risen rapidly over the last two decades, as illustrated in the chart below:

The rising prevalence of obesity-related disorders has contributed to a rapid rise in the prevalence of NASH. Approximately 10%-20% of patients with NAFLD will progress to NASH. Current estimates place NASH prevalence to be approximately 9 million to 15 million people in the United States, or 3%-5% of the U.S. population, with similar prevalence in the EU and China. Prevalence is also rising in developing regions, likely due to people in these regions starting to adopt a more sedentary lifestyle and westernized diet consisting of processed food with high fat and fructose content.

In addition to the accumulation of fat in the liver, NASH is characterized by inflammation and cellular damage with or without fibrosis. NASH is a severe condition that can lead to fibrosis, the formation of excess fibrous connective tissue in an organ or tissue in a reparative or reactive process, and eventually progress to cirrhosis, portal hypertension, esophageal varices, ascites, liver cancer and/or liver failure. Progression to cirrhosis and other late stage complications can occur within 5 to 10 years after initial NASH diagnosis. NASH patients with obesity and/or type-2 diabetes are at a significantly higher risk of disease progression. Once the disease advances beyond NASH to these life-threatening conditions, liver transplantation is the only alternative. The Centers for Disease Control and Prevention, or CDC, projects the prevalence of obesity to increase from 34% of the U.S. population to 42% by 2030. Driven by the epidemic of obesity, NASH is projected to become the leading indication for liver transplant by 2020. Given the extremely limited availability of organ donors and high transplant costs, NASH patients who progress to require transplantation will place a significant economic burden on the healthcare system.

There is a significant unmet need for well-tolerated oral treatments for NASH. As there are no approved pharmaceutical agents for NASH, its market size is difficult to estimate. However, we believe there is a significant market opportunity in NASH and that other well-established markets targeting liver disease, such as HCV, provide a good basis for comparison. HCV affects 3.2 million people in the United States and is forecasted by Datamonitor to have $19.2 billion of drug sales in 2016. We believe that NASH, with no cure or effective treatment available, is a significantly larger market opportunity than HCV as the prevalence of NASH is estimated to be three to five times that of HCV in the United States.

Pathophysiology of NASH

NAFLD is increasingly recognized as the liver’s manifestation of insulin resistance and is often present with obesity-related disorders and type-2 diabetes. The understanding of the mechanism of progression from healthy liver status through the stages of NAFLD to NASH and on to life-threatening complications continues to evolve. At the early stages of the spectrum of NAFLD, fat accumulates within the liver, a condition known as steatosis. Liver steatosis alone is normally benign and slow or non-progressive during the earlier stage of NAFLD, known as non-alcoholic fatty liver or NAFL. NASH defines a subgroup of NAFLD patients in whom steatosis is complicated by liver-cell injury and inflammation, a condition known as steatohepatitis. Although liver damage due to NASH has some of the characteristics of alcoholic liver disease, it occurs in people who drink little or no alcohol. NASH can lead to progressive liver fibrosis, cirrhosis and liver cancer. In addition to insulin resistance, altered fat storage and metabolism, accumulation of cholesterol within the liver and resulting cellular damage leading to increased hepatic injury have all been implicated as important co-factors contributing to the progression of NASH. The presence of liver cell damage, or ballooning, marked inflammation and/or fibrosis distinguishes NAFL from NASH. The presence of fibrosis, diabetes or high body-mass index (BMI) increases the risk of progression from NASH to cirrhosis.

The following image provides an overview of the progression of NAFLD from a healthy liver to cirrhosis:

The immune and inflammatory response to liver cell damage is mediated through a well-described signaling network of liver and immune cells. Kupffer cells, also known as resident liver macrophages, can sense tissue injury and are the first responders to liver cell damage. Activated Kupffer cells initiate an inflammatory response to the liver injury. This includes active secretion of a signaling protein called CCL2, also known as monocyte chemotactic protein-1, or MCP-1, which is the ligand that binds to CCR2. Increased levels of CCL2 promote migration of bone marrow-derived pro-inflammatory monocytes that enter the liver, where they later mature into pro-inflammatory macrophages. Together, and through signaling proteins such as transforming growth factor beta, or TGF-b, and platelet-derived growth factor, or PDGF, Kupffer cells and pro-inflammatory macrophages can activate HSCs to transdifferentiate into myofibroblasts, the primary collagen-producing cell type responsible for liver fibrosis.

The following image illustrates the inflammatory response to liver cell damage resulting in fibrogenesis:

Collagen production, or fibrogenesis, is part of the temporary healing process that is normally followed by collagen degradation, or fibrolysis, and regeneration of healthy liver cells. Progressive liver fibrosis comes as a result of chronic inflammation and excessive collagen production that is not sufficiently degraded and replaced by healthy cells. A condition of chronic liver injury such as NASH can result in excess inflammation and collagen accumulation, which in turn displaces normal functioning liver cells.

Portal or localized fibrosis, which occurs in the earlier stages of the disease, can progress to severe fibrosis and cirrhosis, causing liver stiffness and greatly reduced function. About one-third of patients diagnosed with early-stage NASH progress to severe fibrosis or liver cirrhosis, which is associated with increased hospitalizations and mortality. Cirrhosis increases blood pressure through the liver, known as portal hypertension, and inhibits normal liver function. Of NASH patients who eventually progress to cirrhosis, 25% will develop major complications of portal hypertension, such as hepatic encephalopathy and esophageal varices, within three years and, according to some studies, over 40% will eventually develop liver cancer.

Additionally, preclinical and clinical studies over the last decade have suggested the role of bacterial translocation, the passage of bacteria and toxins, or endotoxins, from the gastrointestinal tract to extraintestinal sites in the pathogenesis of NASH. Specifically, altered or increased intestinal permeability, also known as leaky gut, are associated with both bacterial translocation and the pathogenesis of NASH. Leaky gut leads to increased liver injury and initiates the inflammation and fibrosis process, mainly through the activation of Kupffer cells.

Bacterial translocation has also been observed in HIV-1 infected patients where it is associated with key comorbidities such as cardiovascular disease.

Current Management and Unmet Need in NASH

Currently, NASH and NAFLD are underdiagnosed due to poor disease awareness, the insufficiency of non-invasive diagnostic tools and the lack of effective approved therapies. Patients are often diagnosed after a blood test demonstrating elevated levels of liver enzymes, alanine aminotransferase, or ALT, and aspartate aminotransferase, or AST. A confirmed diagnosis of NASH currently requires a liver biopsy. Advances in non-invasive diagnosis and composite scoring will continue to evolve for NASH, potentially offering alternatives for diagnosis.

Liver biopsies are required to determine the NAFLD Activity Score, or NAS. The NAS system evaluates and scores three categories on a low to high point scale system: (i) steatosis (0-3), (ii) hepatocyte ballooning, which is a form of damage to liver cells (0-3) and (iii) inflammation of the liver (0-2). The three categories are totaled and scores range from 0 to 8, with a score of 0-2 mainly occurring in patients who are negative for NASH. Scores of 3-4 are borderline positive for NASH, while scores of 5-8 are largely considered to be diagnostic of NASH.

There are no approved therapies for NASH. The NASH market has a significant unmet need for pharmacological options that are effective and well tolerated. Current options for managing patients with NASH are suboptimal and primarily rely on lifestyle changes, off-label pharmacotherapy and bariatric surgery for weight loss. Liver transplant is a last resort for life-threatening complications progressing from NASH. NASH is currently the third most common reason for liver transplants in United States and is projected to surpass alcohol-based cirrhosis and viral hepatitis to become the leading indication for liver transplant by 2020. The availability of liver donors is extremely limited and the cost of a liver transplant is a significant economic burden, with an estimated cost per procedure of approximately $577,000. Studies have demonstrated that approximately 23% of patients do not survive the five-year period post-transplant.

Recent scientific advances in understanding the pathophysiology of NASH have led to the development of new investigational drugs with the potential to address the disease through various mechanisms. CVC’s immunomodulatory mechanism of action has the potential to play a differentiated role in the management of NASH. We believe that the eventual management of the disease will include multi-targeted combination treatment approaches.

Mechanism of CVC in NASH

CVC is a first-in-class oral, long-acting, once-daily immunomodulator that is a potent dual inhibitor of CCR2 and CCR5 with anti-inflammatory and anti-fibrotic activity. CVC may improve NASH and stop the progression of fibrosis by:

•	Reducing chronic liver inflammation. We expect CVC to inhibit the CCR2 signaling pathway, blocking the excessive infiltration of pro-inflammatory cells, or monocytes and macrophages, to the liver initially triggered by cellular damage.

•	Disrupting immune signaling pathways within the liver. CVC inhibits the CCR2 and CCR5 signaling pathways, which are key mechanisms of immune cell activation and activation of Kupffer cells and HSCs, both key drivers of fibrogenesis.

•	Reducing liver injury from leaky gut. CVC may reduce the impact of bacterial translocation from the gut that contributes to increased liver injury, inflammation and fibrosis.

CVC decreases recruitment, migration and infiltration of pro-inflammatory monocytes to the site of liver injury mainly via CCR2 inhibition, thereby reducing chronic liver inflammation and fibrosis. Due to its dual inhibitory activity on CCR2 and CCR5, CVC also disrupts important signaling pathways or “cross-talk” within the inflamed liver resulting in decreased Kupffer cell and HSC activity and reduced fibrogenesis, as illustrated by the following image:

CVC blocks the binding of key ligands involved in the immuno-inflammatory cascade, including RANTES (Regulation on Activation Normal T-cell Expressed and Secreted), Macrophage Inflammatory Protein (MIP-1a and MIP-1b) to CCR5, and MCP-1, also known as chemokine (C-C motif) ligand 2 (CCL2), to CCR2.

The link between CCR2 and immune cell activation and fibrosis has been well established. In a study of fibrosis in mice, mice with a targeted deletion of CCR2 exhibited less immune cell activation and markedly reduced fibrosis. Levels of CCL2 in the liver have also been shown to correlate with the level of immune cell infiltration in the liver during fibrosis in humans and mice. In addition, a recent study in humans also demonstrated that subjects with confirmed NAFLD had increased levels of CCR2 expressing monocytes. In preclinical studies, CVC inhibited the binding of CCR2 at very low concentrations.

CCR5 has also been shown to play a central role in liver fibrosis. CCR5 is up-regulated in patients with liver cirrhosis, confirming the activation of this pathway in fibrogenesis. In a mouse model of fibrosis, mice without the expression of CCR5 exhibited reduced liver fibrosis and decreased activation of HSCs as compared to normal mice. In preclinical studies, CVC inhibited the binding of CCR5 at very low concentrations.

In addition, we believe CVC has potential to positively impact the leaky gut thereby reducing liver injury. In a randomized 48-week Phase 2b study of HIV-1 patients treated with CVC, the results showed decreases in plasma levels of soluble CD14, a biomarker of monocyte activation and of bacterial translocation. Soluble CD14 is known to be an independent predictor of mortality in HIV patients.

Preclinical CVC Studies in NASH

We have investigated CVC in two well characterized animal models for NASH and liver fibrosis. We demonstrated significant anti-fibrotic activity of CVC and no adverse effects on vital organ systems. We believe that these models are relevant as they are representative of the pathophysiology of NASH and fibrosis in a clinical setting. We have also evaluated CVC in models of inflammation and acute liver injury. These studies demonstrated CVC’s mechanism of action and further supported its anti-inflammatory and anti-fibrotic activity.

NASH Mouse Model

A NASH mouse model, combining glucose intolerance and high fat diet, two key components of NASH in humans, was used to study potential effects of CCR2 and CCR5 antagonism on liver fibrosis. Endpoints of the study included body and liver weight, plasma and liver biochemistry, histopathologic analyses and gene expression. In this model, insulin resistance was induced in male mice by a single injection of 200 µg streptozotocin, or STZ, two days after birth, followed by a high-fat diet, or HFD, beginning at 4 weeks of age. From 6 to 9 weeks of age, 3 groups of animals (n=6/group) received CVC at doses of 0 (vehicle control), 20 (low dose) or 100 (high dose) mg/kg/day. At 9 weeks of age, biochemical, gene expression and histological evaluations of the liver were conducted in a blinded manner.

The following image shows the study design of the NASH mouse model:

In the Week 9 analysis, CVC treatment had no effect on body or liver weight, whole blood glucose or liver triglyceride levels. Mean measurements of ALT levels, which is an enzyme in the blood that may be elevated with the occurrence of liver damage, were significantly decreased in both CVC treatment groups compared to the control group (133 ± 80, 58 ± 12 and 52 ± 13, units/liter for vehicle, low and high dose CVC, respectively; p 1<0.05), as illustrated by the following chart:

The mean percentage of fibrosis area was significantly decreased by CVC treatment relative to control (0.61% ± 0.23%, 0.29% ± 0.14% and 0.20% ± 0.06% for 20 mg/kg/day, 100 mg/kg/day and control, respectively; p<0.01), as illustrated by the following chart:

1	A p-value is a statistical measurement that describes the probability that the observed effects of CVC were statistically significant compared to the control group. A p-value of less than 0.05 suggests statistical significance to the results observed.

In addition, gene expression of collagen type 1 in whole liver lysates decreased by 27%–37% with CVC treatment. Importantly, the mean NAS was significantly decreased with CVC treatment (5.3±0.5, 4.0±0.6 and 3.7±0.8 for vehicle, low and high dose CVC, respectively; p<0.05), primarily based on reduced inflammation and ballooning scores, as noted in the following table:

Score		Vehicle (N=6)	CVC 20 mg/kg/day (N=6)	CVC 100mg/kg/day (N=6)
Steatosis	0			1
	1	4	6	5
	2	2
	3
Lobular inflammation	0
	1		3	3
	2	6	3	3
	3
Hepatocyte ballooning	0			1
	1		3	2
	2	6	3	3
NAS, mean (±SD)		5.3 (±0.5)	4.0 (±0.6)	3.7 (±0.8)
CVC vs vehicle			P<0.05	P<0.01

Rat Liver Fibrosis Model

A 12-week rat liver fibrosis model was utilized to determine if CVC has anti-fibrotic effects in rats with thioacetamide, or TAA, induced liver injury and evaluate the timing of treatment intervention relative to disease onset. TAA is a known toxin widely used for fibrosis induction in animal models. In this model, fibrosis was induced in male Sprague-Dawley rats by intraperitoneal, or IP, administration of TAA at a dose of 150mg/kg,

3 times a week, for 8 weeks. Rats received CVC at doses of 0 (vehicle control), 30 mg/kg/day (low dose) or 100 mg/kg/day (high dose), as illustrated by the following image.

With early intervention, or Group 1 (concurrent treatment of TAA and CVC for 8 weeks), liver collagen was significantly decreased by CVC at low and high dose (49% and 38%, respectively) compared to control (p<0.001). Protein levels of collagen type-1 protein and alpha smooth muscle actin were also decreased in the CVC treatment groups. With emerging fibrosis intervention, or Group 2 (TAA for 8 weeks, CVC from Weeks 4 to 8), the low dose of CVC significantly decreased liver collagen by 36% (p<0.001) but no reduction was seen with the high dose. CVC treatment had no effect once cirrhosis was established, or Group 3 (TAA for 8 weeks, CVC for 4 weeks after cessation of TAA administration).

This study was conducted by Dr. Scott Friedman, Chief of the Division of Liver Diseases at the Mount Sinai Medical Center in New York City. Dr. Friedman presented the results from the NASH mouse model study and the rat TAA-induced fibrosis study at the American Association for the Study of Liver Disease, or AASLD, annual meeting in November 2013.

The following image illustrates the anti-fibrotic effects in rats treated with CVC:

Mouse Kidney Fibrosis Model

A unilateral ureteral obstruction, or UUO, model was conducted in mice to determine the effect of CVC on kidney fibrosis. In this model, kidney fibrosis can be induced in mice within five days of ureteral obstruction. Mice underwent sham surgery and were treated with vehicle control or ligation of the right ureter and treated with either vehicle control or 7 mg/kg/day or 20 mg/kg/day of CVC. After five days of treatment, the extent of kidney fibrosis was measured using histological and biochemical evaluation, in a blinded fashion.

In the study, excluding one mouse with aberrant results, both dose groups of CVC showed a statistically significant reduction in kidney fibrosis using histological evaluation, compared to vehicle control. Biochemical evaluations of fibrosis markers (mRNA expression and hydroxyproline protein content) of both dose groups of CVC were numerically favorable compared to vehicle but did not reach statistical significance. The study included an active control that reached statistical significance across multiple histological and biochemical endpoints. The study also included a third CVC group dosed at 100 mg/kg/d. Based on the results of this third group, we decided not to pursue the highest dose. We believe these data provide additional evidence of the anti-fibrotic mechanism of CVC which may be relevant to the treatment of NASH with fibrosis as well as other fibrotic indications such as diabetic nephropathy.

Mouse Acetaminophen-induced Acute Liver Injury Model

A model of acute liver failure in mice was conducted to determine the effect of CVC treatment on the recruitment of pro-inflammatory monocyte-derived macrophages to the liver. In the model, liver injury following acetaminophen (APAP) intoxication causes acute liver failure (ALF) via necrosis of hepatocytes followed, activation of resident immune cells like Kupffer cells (KC), the release of various chemokines, and immune cell infiltration. In the study C57BL/6J (WT) were subjected to ALF by intravenous injection of APAP (250 mg/kg body weight) after fasting for 12 hours. WT mice were administered vehicle control, mNOX-E36 (an inhibitor of CCL2), or CVC at the time of injection and again after 3 hours. After 12 hours, liver injury and immune cell phenotypes were analyzed in each group.

Mice treated with the oral CVC showed significantly reduced liver injury compared to WT mice 12 hours after APAP injection as determined by histology and reduced ALT values (p<0.01). Flow cytometry analyses revealed significantly reduced numbers of pro-inflammatory Ly6C+ monocyte-derived macrophages (MoMF) in livers of WT mice treated with the oral CVC, and the numbers of neutrophils or other immune cell subsets remained similar to WT mice. We believe these data provide additional evidence of the anti-inflammatory mechanism of CVC which may be relevant to the treatment of NASH with fibrosis as well as other fibrotic indications given the central role of inflammation in driving disease progression in NASH.

The following images illustrate the anti-inflammatory effects in mice treated with CVC:

Mouse Thioglycollate-induced Sterile Peritonitis Model

A murine thioglycollate (TG)-induced model of peritonitis is commonly used to study inflammatory cell recruitment following injury. In this model, acute inflammation is induced by intraperitoneal (IP) injection of TG, resulting in a rapid increase in peripheral leukocyte and monocyte/macrophage migration into the peritoneal cavity, mainly attributed to local production of MCP-1 by existing peritoneal macrophages. This study was designed to assess the effects of CVC on cell migration in vivo and to evaluate the effects of various CVC doses, methods of administration (once daily, or QD, vs twice daily, or BID) and plasma concentration on monocyte/macrophage recruitment.

In this study, C57BL/6 mice received either 5, 20 or 100 mg/kg of CVC, administered orally BID or 20 mg/kg/day of CVC administered orally QD. In addition, non-disease control, vehicle control, and positive control groups were also included. In the positive control group, C57BL/6 mice received 1 mg/kg/day of dexamethasone (DEX) administered QD by oral gavage. Mice were administered treatment on Days 1 through 5 and on Day 4, animals, except the non-disease group, received an intraperitoneal injection of 3.85% thioglycollate (TG) 2 hours post-dose. 48 hours post dose, clinical signs, body weights, peritoneal lavage cell counts, peripheral blood cell counts and CVC pharmacokinetics were evaluated in all groups. Cenicriviroc treatment led to significant decreases in monocyte/macrophage and leukocyte recruitment and migration, of similar or greater magnitude than those observed with the positive control dexamethasone. Results show that exposure to cenicriviroc was dose-related and correlated with the amount of reduction in monocyte/macrophage and leukocyte recruitment and migration.

The following image illustrates the dose-related anti-inflammatory effects in mice treated with CVC:

Safety and Pharmacokinetics of CVC

We have conducted several nonclinical studies to characterize the mechanism, efficacy, safety and toxicology of CVC. We have demonstrated the safety of CVC in animals, with no behavioral or physiologic changes observed in treated animals or notable effects on cardiovascular, respiratory or other systems. No significant safety findings were observed across preclinical studies that evaluated dose levels of CVC and with oral doses in rodents up to greater than 38 fold the currently used clinical dose level equivalents. CVC has nanomolar potency against both CCR2 and CCR5. In ex-vivo studies, CVC inhibited CCR5 with an IC50 of 3.1 nanomoles and CCR2 with an IC50 of 5.9 nanomoles.

CVC has been evaluated in several Phase 1 and Phase 2 clinical trials in over 600 healthy volunteers and patients with HIV-1. CVC has demonstrated a favorable safety and tolerability profile, including in a 48-week

Phase 2b study of CVC in which 115 HIV-1 infected patients were treated with CVC. Across the completed clinical trials, most adverse events observed had been mild or moderate in severity. The most commonly reported treatment-emergent adverse effects were nausea, diarrhea, headache, rash, fatigue and upper respiratory tract infection. CVC has also been tested in Phase 1 and Phase 2 clinical studies in regimens including ritonavir, atazanavir/ritonavir, darunavir/ritonavir, tenofovir disoproxil fumarate, efavirenz, dolutegravir, midazolam and emtricitabine/tenofovir disoproxil fumarate.

The pharmacokinetic and pharmacodynamic, or PK/PD, characteristics of CVC have been well characterized in both healthy volunteers and patients. Pharmacokinetics refers to the study of drug absorption, distribution, metabolism and elimination when administered to patients. Pharmacodynamics refers to the study of the effects a drug has on a patient, including the mechanism of action of the drug and effects of various doses or concentrations of the drug. We have shown good bioavailability of CVC as an oral, single tablet formulation. With a long half-life of 30-40 hours, CVC is dosed once daily, making it convenient for long-term treatment and improved patient adherence. No dose-limiting toxicities have been observed to date.

Clinical Evidence of Anti-inflammatory and Anti-fibrotic Activity of CVC

In addition to the anti-fibrotic effects of CVC demonstrated in preclinical models, we have gathered supportive evidence of similar properties in humans through our clinical Phase 2b study, conducted in 143 HIV-1 infected subjects treated for up to 48 weeks. Liver disease is prevalent in HIV-infected patients, can occur with or without viral hepatitis co-infection, and has emerged as a major cause of morbidity and mortality.

As part of assessing the potential benefits of CVC in subjects with NASH and liver fibrosis, we retrospectively calculated two well-established fibrosis risk scores, APRI (AST to platelet ratio index) and FIB-4 (Fibrosis-4) in this HIV study. These fibrosis risk scores were calculated based on standard blood chemistry tests. An APRI score below 0.5 and a FIB-4 score below 1.45 have each independently been shown to be predictive of the absence of clinically significant liver fibrosis while an APRI score above 0.5 and a FIB-4 score above 1.45 are predictive of the presence of fibrosis. In addition, scores above each of these respective thresholds have been independently shown to be associated with statistically significant increase in progression to negative clinical outcomes defined as death, liver transplantation, or cirrhosis complications in patients with NASH.

Our pooled analysis of all CVC-treated subjects assessed the fibrosis scores at baseline and following 24 and 48 weeks of treatment and revealed that improvements of these fibrosis risk scores were observed with CVC over time. A total of 113 subjects were evaluable at baseline; 92 subjects had paired data at baseline and Week 24, and 80 subjects had paired data at baseline and Week 48.

The following chart illustrates the decreasing proportion of CVC-treated subjects with elevated APRI and FIB-4 scores:

CVC was also shown to lower plasma levels of soluble CD14, or sCD14, a biomarker of monocyte activation, inflammation, and of bacterial translocation. Serum levels of sCD14 have been shown to be correlated with increased hepatic CD14 expression and liver inflammation in NASH patients and be significantly associated with diagnosis of NASH.

The chart below illustrates the decrease in sCD14 levels observed in our Phase 2b study in HIV-1 infected subjects:

In addition, our pooled analysis of all CVC treated subjects with elevated fibrosis scores at baseline revealed that reductions in sCD14 were positively correlated with both reductions in APRI and FIB-4 fibrosis scores.

Decreases in sCD14 observed in CVC-treated patients were significantly correlated with improvements in APRI and FIB-4 scores at Week 48, suggesting that decreases in monocyte activation were associated with decreased risk of clinically significant liver fibrosis.

Phase 1 Pharmacokinetic (PK) and Safety Study in Subjects with Mild to Moderate Liver Impairment

We recently completed a Phase 1 study to compare the PK and safety of CVC in a total of 31 adult subjects with either mild to moderate liver impairment (Child-Pugh score of A or B, respectively; N=16) compared to healthy subjects with normal hepatic function matched for age, body weight and gender (N=15). Child-Pugh is a well-established medical score used to assess the severity of liver disease that incorporates total bilirubin, serum albumin, prothrombin time, ascites and hepatic encephalopathy. Cirrhotic patients can be classified as having mild (Child-Pugh A), moderate (Child-Pugh B) or severe (Child-Pugh C) liver impairment. Patients with “normal hepatic function” are those without known liver disease and do not meet the criteria of the Child-Pugh classification.

The study assessed the PK, safety and tolerability of CVC in subjects with liver impairment compared with that of healthy subjects. CVC was administered orally, once daily for 14 days at 150mg. CVC concentrations were not increased in subjects with mild hepatic impairment compared to matched healthy controls and were increased by approximately 50% in subjects with moderate hepatic impairment. CVC was generally well tolerated, regardless of hepatic impairment. All adverse events, or AEs, were mild or moderate in severity, except for an AE of ‘liver function test abnormal’ of severe intensity reported in a moderately impaired subject with an 18-year history of cirrhosis and hepatitis C; this AE resolved, and CVC dosing was completed without treatment interruption. AEs occurring in ≥ 2 subjects were headache (N=5), dry mouth (N=2), epigastric discomfort (N=2), and flatulence (N=2). No serious AEs were reported. Based on these findings, no dose adjustment is anticipated in patients with mild or moderate hepatic impairment.

In addition, MCP-1, the ligand of CCR2, MIP-1b, the ligand of CCR5, as well as other CCR5 ligands MIP-1a and RANTES plasma levels were measured at baseline (BL) and after 1 and 2 weeks of CVC treatment. In the study, rapid and significant increases in MCP-1 and MIP-1b were observed after 1 and 2 weeks of treatment across all treatment groups. Higher MCP-1 levels correlated with higher peak CVC concentration (r=0.39, p=0.03) and suggests a dose dependent effect. In matched controls in the moderately impaired group, TGF-b and RANTES increased during CVC treatment (p=0.008, Week 2 vs BL). Increased MCP-1 and MIP-1b levels were not associated with increased markers of intestinal damage, or hepatic or systemic inflammation.

Ongoing and Planned Studies for NASH

Development Plan in NASH: CENTAUR Phase 2b Proof of Concept Study

We are conducting a Phase 2b proof of concept study, entitled “Cenicriviroc Efficacy and Safety Study in Adult Subjects with Nonalcoholic Steatohepatitis and Liver Fibrosis”, which we refer to as CENTAUR. This trial is a randomized, double-blind study of CVC versus placebo in patients with NASH and liver fibrosis, including those with type-2 diabetes and/or one or more components of metabolic syndrome. The study is being conducted in North America, Europe, Australia and Asia and is led by Dr. Scott Friedman as Study Chairman. The study is targeting to enroll approximately 250 patients in this two-arm clinical trial randomized 1:1 for once-daily treatment with CVC or placebo for a first period of one year. Following the primary endpoint at one year, patients on CVC will continue on CVC and patients on placebo will either start receiving CVC or continue on placebo for a second year (1:1). The primary analysis will be conducted at one year and endpoints will include a two point improvement in NAS score without worsening of fibrosis as assessed by liver biopsy, resolution of NASH, collagen morphometry, validated fibrosis scores, noninvasive imaging and biomarkers. Endpoints will be measured again at two years. We expect to announce our primary endpoint in mid-2016. In September 2013, the AASLD and the FDA conducted a joint workshop focused on trial designs and endpoints in drug and diagnostics development for liver disease secondary to NAFLD, including NASH. We believe the CENTAUR study design incorporates surrogate endpoints that may form the basis for demonstrating efficacy required for approval based on feedback from experts involved in this workshop and feedback from the FDA in a June 2014 meeting. We expect additional FDA guidance to be available by the time we plan our registration studies.

In addition to the CENTAUR study, we are initiating additional studies to evaluate CVC in the treatment of NASH. We are currently conducting a Phase 1 PK and safety study in healthy subjects in combination with pioglitazone from which we expect to have data in 2015. We are also conducting additional preclinical studies that will evaluate CVC in combination with additional experimental agents being developed for NASH. Tobira also plans to initiate a Phase 2a study to evaluate the effect of CCR2 and CCR5 antagonism by CVC on peripheral and adipose tissue, inflammation and insulin sensitivity in adult obese subjects with prediabetes and suspected non-alcoholic fatty liver disease (NAFLD). Tobira refers to this study as the ORION study and expects to have preliminary results from this study in the second half of 2015.

HIV Disease Overview

HIV is a retrovirus that infects cells of the immune system such as T lymphocytes, specifically CD4+ T cells, dendritic cells and macrophages. Infection leads to a progressive weakening of the immune system and ultimately results in AIDS. The number of people living with HIV was estimated to be about 35.3 million worldwide in 2012. The number of people who died from AIDS-related illnesses worldwide in 2012 was approximately 1.6 million. In the United States, approximately 50,000 new cases of HIV are diagnosed every year. Datamonitor forecasted United States sales of HIV therapies to be $9.6 billion in 2014 and growing to $12.8 billion in 2020.

Despite recently approved potent and well-tolerated classes of drugs, including integrase inhibitors, patients with HIV face chronic toxicity and are developing and dying from “age-related diseases” a decade younger than their uninfected counterparts. Some age-related diseases observed with increasing frequency in HIV patients despite viral suppression on generally recommended first line therapy include cardiovascular, cerebrovascular, renal, immunologic, neurologic and bone diseases. Data continue to show that chronic immune activation and inflammation may play an important role in common comorbidities associated with HIV, including metabolic and cardiovascular complications, despite chronic viral suppression.

Mechanism of CVC in HIV-1

HIV infects cells of the immune system by binding to the CD4 receptor on the host cell, which is present on the surface of many lymphocytes. One of the main types of cells that HIV infects is the T-helper lymphocyte. These cells play a crucial role in the immune system, by coordinating the actions of other immune cells. Of all approved antiretrovirals for the treatment of HIV, CCR5 inhibitors are the only agents that target the host cells, providing a differentiated approach to existing HIV therapy.

CCR5 is the primary chemokine receptor responsible for entry of HIV-1 into host cells. CCR5 inhibition has been proven as an effective approach for targeting CCR5-tropic HIV-1 as demonstrated by maraviroc, the first approved chemokine receptor inhibitor. While it validates CCR5 as a target in HIV treatment, maraviroc’s twice-daily dosing rules out its use once-daily as part of a single-tablet regimen, the mainstay of first-line treatment demonstrated to positively impact both patient adherence and viral suppression. CVC is a potent once-daily inhibitor of CCR5 and CCR2 with a long half-life, and has shown potent anti-HIV activity and efficacy in clinical trials. In addition to its proven antiviral effects, we believe the anti-inflammatory and anti-fibrotic potential of CVC may help address the remaining common comorbidities observed in HIV patients. Furthermore, we have developed a formulation combining CVC with 3TC in a single tablet, providing a new potential backbone for treatment-naïve HIV-1 patients.

Clinical Data of CVC in HIV

The efficacy, pharmacokinetics, tolerability and safety of CVC in humans have been evaluated in over 600 subjects in multiple Phase 1 and Phase 2 clinical trials. This includes safety and tolerability data on 115 HIV-infected subjects treated up to 48 weeks.

Phase 2a 10-Day Monotherapy Study (Study 201)

Study 201 was a double-blind, randomized, placebo-controlled, dose-ranging Phase 2a study of CVC for 10 days in 54 subjects with CCR5-tropic HIV-1 infection, for which results were previously reported in the Journal of AIDS in 2011. Subjects were antiretroviral treatment-experienced, CCR5 antagonist-naïve, with HIV-1 RNA levels of at least 5000 copies/mL and CD4+ cell counts of at least 250 cells/mm3. The primary objectives of this study were to determine the antiviral activity, safety and tolerability of CVC monotherapy, and the secondary objectives were to determine PK, dose response and viral kinetics of CVC at 25, 50, 75, 100 and 150 mg dose levels versus placebo and between dose levels. Secondary objectives also included evaluating the initial drug-resistant viral mutations that might emerge following 10 days of CVC monotherapy. Exploratory assessment of changes in MCP-1, hs-CRP and IL-6 levels was conducted. The 100 mg dose utilized a different formulation of CVC that is no longer used so it was excluded from the efficacy endpoints. In the Phase 2a study, CVC showed a potent and durable effect in reducing HIV-1 RNA levels that persisted several days after patients stopped taking CVC. The median nadir changes from Baseline for the 25, 50, 75, and 150 mg doses were –0.7, –1.6, –1.8, and –1.7 log10 copies/mL, respectively, as illustrated by the following chart:

CVC showed potent antiviral activity that persisted well after completion of dosing. CVC was generally well tolerated at the doses studied and no safety concerns were identified. There were no serious adverse events (SAEs) or other significant AEs, and there were no discontinuations because of an AE. The PK/PD analysis showed that maximum plasma concentrations of CVC were achieved in three to four hours with all doses and steady state concentrations were achieved at eight days. Exploratory assessment of MCP-1, hs-CRP and IL-6 levels found significant dose-dependent increases in MCP-1. On day 10, least square mean MCP-1 levels obtained by flow cytometry were 56.3, 94.2, 34.4 and 334.3 pg per milliliter greater than at baseline in the 25, 50, 75 and 150-mg dose groups, respectively, compared with a slight decline in the placebo group. At the 50 and 150-mg doses, these results were statistically significant (p = 0.024 and p = 0.001, respectively). CVC had minimal effect on hs-CRP and in IL-6 levels at day 10 compared with baseline in any of the dose groups.

Phase 2b Double-Blind, Double-Dummy, 48-Week Study (Study 202)

Study 202 was a randomized, double-blind, double-dummy, 48-week Phase 2b study in antiretroviral treatment-naïve HIV-1 infected subjects with CCR5-tropic HIV-1 virus. The study evaluated the efficacy, safety, and tolerability of CVC 100 mg and CVC 200 mg compared to EFV; all administered orally in combination with emtricitabine and tenofovir disoproxil fumarate, or FTC/TDF. Administration of both doses of CVC and EFV was blinded using a double-blind, double-dummy design.

The following image provides an overview of the treatment design for Study 202:

r = randomized

A greater proportion of CVC-treated than EFV-treated subjects completed the study, 42 (71%), 41 (73%), and 17 (61%) for the CVC 100 mg, CVC 200 mg, and EFV treatment arms, respectively. The percent of subjects with virologic success, defined as HIV-1 RNA < 50 copies/mL using the intent-to-treat, or ITT, population, was comparable among the 3 treatment arms at Week 24, which was the primary efficacy endpoint: 76% with CVC 100 mg, 73% with CVC 200 mg, and 71% with EFV. Virologic success was higher in the CVC arms than in the EFV arm at Week 48 at 68% with CVC 100 mg, 64% with CVC 200 mg, and 50% with EFV.

At both Week 24 and Week 48, the percentage of subjects with virologic non-response was higher in the CVC arms than in the EFV arm (Week 24: 12% with CVC 100 mg, 14% with CVC 200 mg and 4% with EFV; Week 48: 15% with CVC 100 mg, 20% with CVC 200 mg and 11% with EFV), and the percentage of subjects without virologic data was higher in the EFV arm than in the CVC arms (Week 24: 12% with CVC 100 mg, 13% with CVC 200 mg and 25% with EFV; Week 48: 17% with CVC 100 mg, 16% with CVC 200 mg and 39% with EFV). A PK/PD analysis revealed a trend towards improved virologic outcomes with increasing CVC concentration.

CVC showed a favorable safety profile with fewer treatment-related AEs, fewer AEs of at least Grade 3 in severity, and fewer AEs leading to discontinuations compared to EFV as shown in the following table.

Adverse event, n (%)	CVC 100 mg N=58	CVC 200 mg N=57	EFV 600 mg N=28
Subjects with at least one AE	51 (88%)	48 (84%)	27 (96%)
Grade 3	2 (3%)	3 (5%)	3 (11%)
Grade 4	0 (0%)	0 (0%)	1 (4%)
AEs leading to discontinuation	0 (0%)	1 (2%)	6 (21%)
Serious AEs	1 (2%)	1 (2%)	1 (4%)
Deaths	0 (0%)	0 (0%)	0 (0%)
Any Grade 2 or higher treatment-related AE (occurring in ≥5%)
Abnormal dreams	1 (2%)	0 (0%)	3 (11%)
Insomnia	0 (0%)	0 (0%)	3 (11%)
Rash events	1 (2%)	0 (0%)	2 (7%)
Nausea	0 (0%)	2 (4%)	2 (7%)

Both doses of CVC were well tolerated and no apparent dose-relationship or dose-limiting toxicities were observed. No clinically relevant changes in electrocardiogram or vital parameters were observed during the 48-week treatment period.

Two patients in the CVC treatment arms experienced SAEs which were not considered drug-related by the investigators. One subject had an SAE of gastroenteritis of moderate severity that occurred one month after the last dose of CVC. Another subject had an SAE of infection of the cornea in one eye of severe intensity associated with ulceration and temporary blindness. The subjects continued to take CVC and completed the study.

CVC treatment was associated with a favorable lipid profile and led to sustained reductions in total and LDL cholesterol over 48 weeks, as shown in the following charts:

Development Plan in HIV

In a subsequent end-of-Phase 2 meeting in September 2013, the FDA concurred that available efficacy and safety data support further evaluation of CVC and CVC/3TC in Phase 3 registration studies for the treatment of HIV-1 infected patients. We plan to submit an IND and advance clinical development of CVC/3TC in treatment-naïve HIV-1 infected patients in a single-tablet, fixed-dose combination. We believe this product candidate has the potential to provide a new backbone for multi-drug combination therapy for HIV. We are also planning a Phase 3 of CVC/3TC/EFV as a single tablet regimen. We plan to advance this Phase 3 program in collaboration with a strategic partner or with non-dilutive financing. Prior to the start of Phase 3 studies, we intend to conduct additional Phase 1 studies, including bioavailability and drug-drug interaction studies for CVC/3TC and CVC/3TC/EFV fixed dose combination products. We also plan to explore potential roles for CVC as adjunctive therapy to HIV treatment regimens to address the inflammatory and fibrotic co-morbidities of chronic HIV infection.

Aptamer Program

Tobira holds rights to intellectual property covering the discovery and development of two-component drug systems consisting of a therapeutic aptamer and its specific active control agent. Our aptamers are single strands of nucleic acids, or oligonucleotides, that are chemically synthesized. Unlike other oligonucleotides, which are designed to control gene expression, an aptamer has a unique geometric shape that binds specifically and tightly to a target protein molecule, leading to inhibition of the target’s activity. Aptamers have been discovered that interact with essentially every class of therapeutic protein target. An aptamer’s pharmacologic activity can be controlled by interaction with a complementary oglionucleotide, which we term a specific active control agent. When the specific active control agent binds to the aptamer, it changes the aptamer’s shape thereby eliminating its therapeutic activity. The aptamer program includes intellectual property on well-characterized aptamer compositions targeting Factor IXa and glycoprotein VI. Issued and pending patents relating to the aptamer program have expiry dates that range from 2023 to 2036.

We have ownership or license to a portfolio of patents that relate to the compositions, formulations and methods of use of potential products. We have license to a patent portfolio owned by Duke University, or Duke, that include broad claims directed to aptamers and pharmaceutical compositions containing aptamers as well as methods of use. The latest to expire Duke patent from the portfolio expires in 2023. The Duke license calls for a low single digit royalty on net sales of related products and services.

We do not currently have product candidates from the aptamer program in clinical studies. A Phase 3 program for Revolixys™ Kit, formerly known as REG1, an actively controllable anticoagulant targeting coagulation Factor IXa, was discontinued following the recommendation of the Phase 3 trial’s Data Safety Monitoring Board, or DSMB, to terminate enrollment of the study before completion.

We are seeking partners or licensors to advance potential products in the aptamer program and do not intend to invest significantly in advancing this program otherwise.

Competition

The biopharmaceutical industry is characterized by intense competition and rapid innovation. Although we believe that we that we hold a leading position in the understanding of chemokine signaling inhibition in liver disease and HIV, our competitors may be able to develop other compounds or drugs that are able to achieve similar or better results. We face significant competition from large multinational pharmaceutical companies, established biotechnology companies and specialty pharmaceutical companies, which have materially greater financial, manufacturing, marketing, research and drug development resources than we do. Large pharmaceutical companies in particular have extensive expertise in preclinical and clinical testing and in obtaining regulatory approvals for drugs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with our competitors. We believe the key competitive factors that will affect the development and commercial success of our product candidates are efficacy, safety and tolerability profile, reliability, convenience of dosing, price and reimbursement.

We are aware of several companies with development programs targeting NASH in clinical trials including Intercept Pharmaceuticals, Inc., Gilead Sciences, Inc., Galectin Therapeutics Inc. Galmed Medical Research Ltd., Genfit Corp., Novartis AG, Novo Nordisk A/S, Takeda Pharmaceutical Company Limited, or Takeda, Raptor Pharmaceutical Corp., Immuron Ltd., Shire plc, Nimbus Therapeutics Inc, Boehringer Ingelheim GmbH, Zydus Cadilla, and Conatus Pharmaceuticals Inc. Many of the agents in development target metabolic mechanisms in NASH, such as peroxisome proliferator-activated receptors, or PPAR, agonists and farnesoid X, or FXR, receptor agonists. Other agents in development target fibrosis, such as targeting the collagen cross-linking enzyme lysyl oxidase-like 2, or LOXL2. We are aware of two studies evaluating investigational agents for NASH that have met their primary endpoints in Phase 2b clinical trials, the FLINT study of obeticholic acid vs. placebo and the PIVENS study of Vitamin E or pioglitazone vs. placebo. Results of the FLINT study were published in The Lancet in November of 2014 and results of the PIVENS study were published in The New England Journal of Medicine in April of 2010. We are not aware of a competitor with an active development program for NASH targeting CCR2/CCR5 inhibition.

Major, currently marketed HIV therapies include single tablet regimens Atripla, Complera, Stribild and Triumeq (Bristol-Myers Squibb Company, Gilead Sciences Inc., Janssen Pharmaceuticals Inc. and ViiV Healthcare), NRTI backbones Truvada and Epzicom (Gilead Sciences Inc. and ViiV Healthcare) and multiple single agent products in the integrase inhibitor, protease inhibitor and NNRTI class. Other companies are developing novel HIV therapies and vaccines.

Manufacturing

We do not own or operate manufacturing facilities for the production of any of our product candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We currently rely on third-party contract manufacturers, or CMO, for all our required raw materials, drug substance and drug product needs for preclinical research and clinical trials. We do not have long-term agreements with any of these third parties. We also do not have any current contractual relationships for the manufacture of commercial supplies of any of our product candidates if they are approved. If any of our products are approved by any regulatory agency, we intend to enter into agreements with a third-party contract manufacturer and one or more back-up manufacturers for the commercial production of those products. Development and commercial quantities of any products that we develop will need to be manufactured in facilities, and by processes, that comply with the requirements of the FDA and the regulatory agencies of other jurisdictions in which we are seeking approval.

Takeda License

In August 2007, we entered into an exclusive license agreement with Takeda relating to CVC (then known as TAK-652) and TAK-220 and its salts. Under the agreement, Takeda assigned to us certain patents relating to CVC and TAK-220. Takeda also agreed not to enforce certain ancillary patents relating to CVC and TAK-220 against us and granted us an exclusive license under know-how and other information relating to CVC and TAK-220, in each case on a worldwide basis to manufacture, develop and commercialize both product candidates globally. The agreement was amended in November 2009 to update the lists of assigned patents and ancillary patents.

Under the agreement, we agreed to use commercially reasonable efforts to develop CVC for the treatment of HIV infection and, if we choose to develop CVC for any other indication or choose to develop TAK-220, we must use commercially reasonable efforts with respect to such development activities. We must also use commercially reasonable efforts to obtain regulatory approval for licensed products we develop in the U.S. and

Europe, and in any other countries we deem appropriate. In addition, we must achieve first commercial sale of a licensed product within a specified period of time after receipt of regulatory approval therefor, subject to certain exceptions. Finally, we must use commercially reasonable efforts to maintain, apply for patent term extensions with respect to, and take action against infringement of the patents assigned to us under the agreement. During the term of the agreement, we may not develop or commercialize any CCR5 antagonist products, other than CVC and TAK-220, for any indications for which we are developing or commercializing CVC and TAK-220.

Under the agreement, we paid to Takeda an upfront license fee of $3.0 million and are obligated to pay to Takeda up to $102.0 million in the aggregate in development and sales milestones. We are also obligated to pay to Takeda tiered royalties based on aggregate annual net sales of all licensed products from the high single digit to the low double digit percentage of net sales, subject to certain reductions and exceptions. Our obligation to pay royalties to Takeda expires on a country-by-country basis on the later of either expiration of the last to expire patent assigned to us under the agreement, or the earlier of the twelfth anniversary of the first commercial sale of the product or one or more generic versions of the product achieving a certain market share in such country.

Our agreement with Takeda continues in effect on a country-by-country and licensed product-by-licensed product basis until the expiration of our obligation to pay royalties to Takeda in such country with respect to such licensed product. Either we or Takeda may terminate the agreement for the other party’s material breach of the agreement, except that Takeda may terminate the agreement only with respect to the applicable licensed product if we materially breach our non-compete obligations. We may terminate the agreement under certain circumstances if we determine that further development or sale of licensed products is not feasible. If we terminate the agreement under such circumstances or Takeda terminates the entire agreement for our material breach, we would lose our right to use the know-how and other information relating to CVC and TAK-220 that was licensed to us by Takeda and, upon Takeda’s request, we must assign back to Takeda or abandon the patents assigned to us under the agreement and transfer to Takeda other materials and intellectual property that we developed during the term of the agreement.

Intellectual Property

The proprietary nature of, and protection for, our product candidates and our discovery programs, processes and know-how are important to our business. We have sought patent protection in the United States and internationally for CVC and related product candidates, and any other inventions to which we have rights, where available and when appropriate. Our policy is to pursue, maintain and defend patent rights in strategic areas, whether developed internally or licensed from third parties, and to protect the technology, inventions and improvements that are commercially important to the development of our business. We also rely on trade secrets that may be important to the development of our business.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our current and future product candidates and the methods used to develop and manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our product candidates, discovery programs and processes. For this and more comprehensive risks related to our intellectual property, please see “Risk Factors—Risks Relating to Our Intellectual Property.”

We own exclusively several patents covering CVC which we obtained from Takeda, and have also licensed intellectual property relating to CVC from Takeda. Patents owned by or licensed to us covering CVC composition of matter are expected to expire in the United States in 2022, before any potential patent term extensions or exclusivity protection or adjustments for patent office delays, and in 2023 when such adjustments for patent office delays are considered. We own or have rights to additional patents and pending patent applications that cover formulations, combination products, and use of CVC to treat various indications with expected patent expiration dates in the United States that range from 2022 (for issued patents) to potentially 2036 (for currently-filed provisional patent applications if patents were to issue on non-provisional applications filed thereon).

Our patent portfolio for CVC contains patents directed to the composition of matter of CVC. As of May 5, 2015, we owned one issued U.S. patent and several corresponding foreign patents directed specifically to the composition of matter of CVC. Foreign patents for the composition of matter of CVC have been granted in Canada, Japan and the European Union (with corresponding validations in 18 European countries: Austria, Belgium, Switzerland, Czech Republic, Germany, Denmark, Spain, Finland, France, United Kingdom, Greece, Ireland, Italy, Netherlands, Portugal, Sweden, Slovak Republic and Turkey). We expect that the composition of matter CVC patent, if the appropriate maintenance, renewal, annuity or other governmental fees are paid, will expire in 2023 (U.S.) when adjustments for patent office delays are considered, and 2022 (international). It is possible that the term of a composition of matter patent in the United States could be extended up to five additional years under the provisions of the Hatch-Waxman Act. Patent term extension may also be available in certain foreign countries upon regulatory approval.

Our patent portfolio also includes patents directed to CVC compound classes, pharmaceutical compositions, combination products, methods of synthesis and methods of use of CVC to treat HIV and certain inflammation, autoimmune and other indications. As of May 5, 2015, we owned three issued U.S. patents and several corresponding foreign patents directed to such subject matter. Foreign patents have been granted in Canada, Japan and the European Union (where the EP patent directed to CVC compound classes, their pharmaceutical compositions, use of CVC compound classes for treating HIV, and method of making CVC compound classes has validations in 4 European countries: Germany, France, United Kingdom, and Ireland; and the EP patent directed to use of CVC for treating inflammation, autoimmune and other diseases, combo therapy of CVC, and process of making CVC has validations in 18 European countries: Austria, Belgium, Switzerland, Czech Republic, Germany, Denmark, Spain, Finland, France, United Kingdom, Greece, Ireland, Italy, Netherlands, Portugal, Sweden, Slovak Republic and Turkey). We also own pending applications in the United States and Japan directed to such subject matter. We expect that the CVC compound class, pharmaceutical compositions, methods of synthesis, and methods of use patents, if the appropriate maintenance, renewal, annuity or other governmental fees are paid, will expire in 2023 (U.S.) and 2022 (international), and that the CVC combination products patents will expire in 2022 (United States and international). In addition, our patent portfolio includes pending applications directed to CVC product formulations, combination products, and other therapeutic use of CVC. These patent applications, if issued as patents, will have potential patent expiration dates ranging from

2034 to 2036. Below is a summary of our patents and patent applications and the projected patent terms and, if applicable, extension dates.

*	Projected term if patents are issued
**	Projected extension date. Europe may vary by country

Government Regulation and Product Approval

Governmental authorities in the United States, at the federal, state and local level, and analogous authorities in other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing and export and import of products such as those we are developing. Our product candidates must be approved by the FDA through the new drug application, or NDA, process before they may be legally marketed in the United States and by the European Medicines Agency, or EMA, through the marketing authorization application, or MAA, process before they may be legally marketed in Europe. Our product candidates will be subject to similar requirements in other countries prior to marketing in those countries. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

United States Government Regulation

NDA Approval Processes

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and the FDA’s implementing regulations. An applicant seeking approval to market and distribute a new drug product in the United States must typically undertake the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice, or GLP, regulations;

•	submission to the FDA of an investigational new drug, or IND, application which must take effect before human clinical trials may begin;

•	approval by an independent institutional review board, or IRB, representing each clinical site before each clinical trial may be initiated;

•	performance of adequate and well-controlled human clinical trials in accordance with good clinical practice, or GCP, regulations to establish the safety and efficacy of the proposed drug product for each indication;

•	preparation and submission to the FDA of an NDA;

•	review of the product by an FDA advisory committee, where appropriate or if applicable;

•	satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product or its components are produced to assess compliance with current good manufacturing practices, or GMP, regulations and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

•	payment of user fees and securing FDA approval of the NDA; and

•	compliance with any post-approval requirements, including potential requirements for a risk evaluation and mitigation strategies, or REMS, and post-approval outcomes studies required by the FDA.

Once a pharmaceutical candidate is identified for development, it enters the preclinical or nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND application sponsor must submit the results of the nonclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some nonclinical testing may continue even after the IND is submitted. In addition to including the results of the nonclinical studies, the IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. A clinical hold may occur at any time during the life of an IND, and may affect one or more specific studies or all studies conducted under the IND.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCP regulations. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, research subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and progress reports detailing the status of the clinical trials must be submitted to the FDA annually. Sponsors also must timely report to FDA serious and unexpected adverse reactions, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigation brochure, or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug. An IRB at each institution participating in the clinical trial must review and approve the protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each research subject or the subject’s legal representative, monitor the study until completed and otherwise comply with IRB regulations.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•	Phase 1. The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and elimination. In the case of some products for severe or life-threatening diseases, such as cancer, and especially when the product may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients who already have the condition.

•	Phase 2. Clinical trials are performed on a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•	Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for product approval and labeling claims. The FDA generally requires two adequate and well controlled Phase 3 clinical trials, but in some cases may accept a single large trial with confirmatory evidence.

Human clinical trials are inherently uncertain and Phase 1, Phase 2 and Phase 3 testing may not be successfully completed. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. In some cases, clinical trials are overseen by an independent group of qualified experts organized by the trial sponsor, which is called the clinical monitoring board or data safety monitoring board. This group provides authorization for whether or not a trial may move forward at designated check points. These decisions are based on the limited access to data from the ongoing trial.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to the submission of an IND, at the end of Phase 2 and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development.

Concurrent with clinical trials, sponsors usually complete additional animal safety studies and also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing commercial quantities of the product in accordance with GMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug and the manufacturer must develop methods for testing the quality, purity and potency of the drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its proposed shelf-life.

The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests and other control mechanisms, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees, but a waiver of such fees may be obtained under specified limited circumstances. The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. It may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Once the submission is accepted for filing, the FDA begins an in-depth review. NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. The FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is GMP-compliant. The FDA may refer the NDA to an advisory committee for review and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured and tested. After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider its application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction, in a resubmission of the NDA, the FDA will issue an approval letter.

Fast Track, Breakthrough Therapy, Priority Review and Accelerated Approval

The FDA is authorized to designate certain products for expedited review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs are fast track designation, breakthrough therapy designation and priority review designation.

Specifically, the FDA may designate a product for fast track review if it is intended, whether alone or in combination with one or more other drugs, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For fast track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a fast track product’s NDA before the application is complete.

A product may also be designated as a breakthrough therapy if it is intended, either alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to breakthrough therapies, including holding meetings with the sponsor throughout the development process; providing timely advice to the product sponsor regarding development and approval; involving more senior staff in the review process; assigning a cross-disciplinary project lead for the review team; and taking other steps to design the clinical trials in an efficient manner.

The FDA may also designate an NDA for priority review if it is for a drug that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines, on a case-by-case basis, whether the proposed drug represents a significant improvement when compared with other available therapies. A priority designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on the NDA from 12 months to eight months.

Finally, the FDA may grant accelerated approval to a drug for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the drug has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a condition when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on IMM or another clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Drugs granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval. Accelerated approval is generally contingent on a sponsor’s agreement to conduct additional post-approval studies to verify and describe the drug’s clinical benefit.

Post-approval Requirements

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with GMP regulations and other laws. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from GMP requirements and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain GMP compliance.

Failure to comply with the applicable U.S. requirements at any time during the product development process or approval process, or after approval, may subject us to administrative or judicial sanctions, any of which could have a material adverse effect on us. These sanctions could include:

•	warning or untitled letters;

•	refusal to approve pending applications;

•	withdrawal of an approval;

•	imposition of a clinical hold;

•	product seizures;

•	total or partial suspension of production or distribution; or

•	injunctions, fines, disgorgement, or civil or criminal penalties.

The FDA strictly regulates the marketing, labeling, advertising and promotion of drug products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition, FDA regulations and guidance are often issued revised or reinterpreted by the agency. It is impossible to predict whether legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be issued or changed or what the impact of such changes, if any, may be.

Regulation Outside of the United States

In addition to regulations in the United States, we will be subject to regulations of other countries governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials in such countries and approval of the regulators of such countries or economic areas, such as the European Union, before we may market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

Under EU regulatory systems, a company may submit an MAA either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all EU member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

Other Healthcare Laws

Although we currently do not have any products on the market, if our drug candidates are approved and we begin commercialization, we may be subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which we conduct our business. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security, price reporting and physician sunshine laws and regulations.

The federal Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchase, order, or prescription of a particular drug, for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. Violations of this law are punishable by up to five years in prison, and can also result in criminal fines, administrative civil money penalties and exclusion from participation in federal healthcare programs. In addition, many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to the referral of patients for healthcare services reimbursed by any insurer, not just federal healthcare programs such as Medicare and Medicaid. Due to the breadth of these federal and state anti-kickback laws, the absence of guidance in the form of regulations or court decisions, and the potential for additional legal or regulatory change in this area, it is possible that our future sales and marketing practices and/or our future relationships with physicians might be challenged under these laws, which could harm us.

Another significant statute that may apply to us in the future is the federal False Claims Act. The federal False Claims Act prohibits anyone from knowingly presenting, or causing to be presented, for payment to federal programs (including Medicare and Medicaid) claims for items or services, including drugs, that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Manufacturers can be held liable under these laws if they are deemed to ‘‘cause’’ the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. In addition, our future activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state and third-party reimbursement for our products, and the sale and marketing of our products, are subject to scrutiny under this law. Penalties for False Claims Act violations include three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim, the potential for exclusion from participation in federal healthcare programs, and, although the federal False Claims Act is a civil statute, False Claims Act violations may also implicate various federal criminal statutes. If the government were to allege that we were, or convict us of, violating these false claims laws, we could be subject to a substantial fine and may suffer a decline in our stock price. In addition, private individuals have the ability to bring actions under the federal False Claims Act, and certain states have enacted laws modeled after the federal False Claims Act.

Because we intend to commercialize products that could be reimbursed under a federal healthcare program and other governmental healthcare programs, we will have to develop a comprehensive compliance program that establishes internal controls to facilitate adherence to the rules and program requirements to which we will or may become subject. Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, exclusion from participation in federal and state healthcare programs and imprisonment, any of which could adversely affect our ability to operate our business and our financial results.

More generally, The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act, is expected to have a significant impact on the healthcare industry. The Affordable Care Act is expected to expand coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, the Affordable Care Act expanded and increased industry rebates for drugs covered under Medicaid programs and made changes to the coverage requirements under the Medicare prescription drug benefit. We cannot predict the impact of the Affordable Care Act on pharmaceutical companies, as many of the reforms require the promulgation of detailed regulations implementing the statutory provisions, some of which has not yet occurred. In the coming years, additional legislative and regulatory changes could be made to governmental health programs that could significantly impact pharmaceutical companies and the success of our product candidates.

Coverage and Reimbursement

Sales of our products will depend, in part, on the extent to which the costs of our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could limit our net revenue and results. If these third-party payors do not consider our products to be cost-effective compared to other therapies, they may not cover our products after approved as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis. Decreases in third-party reimbursement for our products once approved or a decision by a third-party payor to not cover our products could reduce or eliminate utilization of our products and have a material adverse effect on our sales, results of operations and financial condition. In addition, state and federal healthcare reform measures have been and will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products once approved or additional pricing pressures.

In addition, in some non-U.S. jurisdictions, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, reimbursement and pricing for products launched in the European Union do not follow those of the United States and generally tend to be significantly lower.

Employees

As of May 5, 2015, we employed 15 employees, all of whom are full-time and engaged in research and development activities, operations, finance, business development and administration. Four of our employees hold doctorate degrees (Ph.D., M.D. or PharmD.).

Property and facilities

We lease approximately 7,400 square feet of space for our current headquarters in South San Francisco, California under an agreement that expires in August 2019. We believe that our existing facilities are adequate to meet our current needs, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Legal proceedings

On February 2, 2015, a purported stockholder of Regado filed a putative class-action lawsuit (captioned Maiman v. Regado Biosciences, Inc., C.A. No. 10606-CB) in the Court of Chancery for the State of Delaware (the “Court”), challenging the proposed stock-for-stock Merger of Regado with Tobira (“Proposed Merger”). On February 25, 2015, a second, related putative class action (captioned Gilboa v. Regado Biosciences, Inc., C.A. No. 10720-CB) was filed in the Court challenging the Proposed Merger. On May 4, 2014, the Proposed Merger was consummated and Tobira became a wholly-owned subsidiary of Regado and changed its name to Tobira Development Inc. (“Private Tobira”). The complaints name as defendants: (i) each member of Regado’s Board of Directors, (ii) Regado, (iii) Private Tobira, and (iv) Landmark Merger Sub Inc. Plaintiffs allege that Regado’s directors breached their fiduciary duties to Regado’s stockholders by, among other things, (a) agreeing to merge Regado with Private Tobira for inadequate consideration, (b) implementing a process that was distorted by conflicts of interest, and (c) agreeing to certain provisions of the Merger Agreement that are alleged to favor Private Tobira and deter alternative bids. Plaintiffs also generally allege that the entity defendants aided and abetted the purported breaches of fiduciary duty by the directors. On March 25, 2015, the Court consolidated the two actions and assigned lead counsel for plaintiffs (captioned In re Regado Biosciences, Inc. Stockholder Litigation, Consolidated C.A. No. 10606-CB). On March 27, 2015, plaintiffs filed a Verified Consolidated Amended Class Action Complaint, a motion for expedited proceedings, and a motion for preliminary injunction. The Verified Consolidated Amended Class Action Complaint expanded on the allegations made in the original complaints by alleging, among other things, that defendants made material omissions in the Definitive Proxy concerning (a) the transaction consideration, (b) the financial analyses and projections, and (c) the sales process. On April 20, 2015, the parties agreed in principle to resolve the litigation (subject to approval by the Court) and signed a memorandum of understanding setting forth the terms of a proposed settlement to provide additional disclosures related to the Merger Agreement and cover Court awarded fees. On April 23, 2015, as part of the proposed settlement, Regado provided additional disclosures to its stockholders. As of March 31, 2015, the Company has accounted this matter as a contingency because it is unable to reasonably estimate an amount and/or a range of loss until the Company is made aware of Court fees awarded to the plaintiffs under the proposed settlement, if any, as administered under settlement law. The Company maintains D&O insurance and tail coverage with deductibles of $2.0 million and $1.5 million, respectively, and expects to evaluate and/or recognize the impact, if any, in its financial statements as of June 30, 2015.

SELLING STOCKHOLDERS

This prospectus relates to the sale or other disposition of up to 13,900,793 shares of our common stock by the selling stockholders named below, and their donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer (collectively, the “selling stockholders”). The shares of common stock covered hereby were issued by us in a merger, private placement, upon conversion of Series F Preferred Stock and as compensation for services provided. See “Prospectus Summary–Description of the Merger,” “Prospectus Summary–Description of the Private Placement,” “Prospectus Summary–Description of the Series F Preferred Stock Conversion” and “Prospectus Summary–Description of the Financial Advisor Consideration.” The table below sets forth information as of the date of this prospectus, to our knowledge, the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, as of May 5, 2015. The third column lists the maximum number of shares of common stock that may be sold or otherwise disposed of by the selling stockholders pursuant to the registration statement of which this prospectus forms a part. The selling stockholders may sell or otherwise dispose of some, all or none of their shares. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days of May 5, 2015. The percent of beneficial ownership for the selling stockholders is based on 17,422,927 shares of our stock outstanding as of May 5, 2015. Except as described below, to our knowledge, none of the selling stockholders has been an officer or director of ours or of our affiliates within the past three years or had any material relationship with us or our affiliates within the past three years. Our knowledge is based on information provided by the selling stockholders in proxy statement questionnaires in connection with the filing of our Definitive Proxy Statement filed with the SEC on May 29, 2015, as well as information obtained from relevant Schedule 13D and 13G filings.

The shares of common stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares Beneficially Owned as of the date of this Prospectus			Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number		Percent		Number	Percent
Biotechnology Value Fund, LP	536,757	(2)	3.1%	364,197	172,560	1.0%
Biotechnology Value Fund II, LP	345,776	(3)	2.0%	244,003	101,773	*
MSI BVF SPV, LLC	168,309	(4)	1.0%	71,374	96,953	*
Investment 10, LLC	134,391	(5)	*	97,991	36,400	*
Novo A/S	2,696,405	(6)	15.5%	2,696,405	0	0%
Entities affiliated with Domain Partners	3,926,365	(7)	22.5%	3,637,122	289,243	1.7%
Frazier Healthcare V, L.P.	2,668,570	(8)	15.3%	2,668,570	0	0%
Funds affiliated with Montreux Equity Partners	1,678,694	(9)	9.6%	1,678,694	0	0%
Abingworth Bioequities Master Fund Ltd.	282,485	(10)	1.6%	282,485	0	0%
Abingworth Bioventures VI LP	306,759	(11)	1.8%	306,759	0	0%
Stonepine Capital, L.P.	897,637	(12)	5.2%	655,952	241,685	1.4%
HFR HE Sphera Global Healthcare Master Trust	5,593	(13)	*	5,593	0	0%
Sphera Global Healthcare Master Fund	135,649	(14)	*	135,649	0	0%
Canaan VII L.P.	610,434	(15)	3.5%	610,434	0	0%
Antoinette Bobbitt	812		*	812	0	0%
Michael J. Kamdar	4,332		*	4,332	0	0%
Julia Crombie	297		*	297	0	0%
Jack L. Rollins and Lynne R. Rollins, Co-Trustee of the J & L Rollins Trust	540		*	540	0	0%
James Sapirstein	92,073		*	92,073	0	0%
Eckard Weber, M.D., Trustee of the Eckard Weber Living Trust UTA dated November 20, 2007	248,058	(16)	1.4%	243,726	4,332	*
Ronald B. Goldstein	5,414		*	5,414	0	0%
Michelle T. Guzman and Carlos Guzman, JTWROS	25		*	25	0	0%
Robert Jacks	1,624		*	1,624	0	0%
Stephanie Kowalski	234		*	234	0	0%
Kathleen A. McGowan	1,691		*	1,691	0	0%
David E. Martin and Denise R. Martin, as Community Property	16,015		*	16,015	0	0%
Antoun Nabhan	569		*	569	0	0%
Cowen Investments LLC (17)	32,299		*	32,299	0	0%
MTS Health Partners	45,914		*	45,914	0	0%

*	Less than 1%.
(1)	Assumes the sale of all shares offered pursuant to this prospectus.
(2)	Consists of 536,757 shares of common stock held by Biotechnology Value Fund, LP, or BVF, LP. BVF Partners LP is the General Partner of BVF, LP. Mark Lampert is the President of BVF Inc., which is the General Partner of BVF Partners LP. BVF Partners LP, as the General Partner of BVF, LP; BVF Inc., as the general partner of BVF Partners LP; and Mr. Lampert, as director and officer of BVF Inc. share voting or investment control with respect to the securities directly held by BVF, LP. Each of BVF Inc., BVF Partners LP and Mr. Lampert disclaim beneficial ownership of the securities held by BVF, LP except to the extent of their pecuniary interest therein. The address of the principal place of business of each of the entities and individuals listed above is One Sansome Street, 30th Floor, San Francisco, CA 94104.
(3)

Consists of 345,776 shares of common stock held by Biotechnology Value Fund II, LP, or BVFII, LP. BVF Partners LP is the General Partner of BVFII, LP. Mark Lampert is the President of BVF Inc., which is the General Partner of BVF Partners LP. BVF Partners LP, as the General Partner of BVFII, LP, BVF Inc., as

the general partner of BVF Partners LP and Mr. Lampert, as director and officer of BVF Inc. share voting or investment control with respect to the securities directly held by BVFII, LP. Each of BVF Inc., BVF Partners LP and Mr. Lampert disclaim beneficial ownership of the securities held by BVFII, LP except to the extent of their pecuniary interest therein. The address of the principal place of business of each of the entities and individuals listed above is One Sansome Street, 30th Floor, San Francisco, CA 94104.
(4)	Consists of 168,309 shares of common stock held by MSI BVF SPV, LLC. BVF Partners LP is the investment advisor for MSI BVF SPV, LLC. Mark Lampert is the President of BVF Inc., which is the General Partner of BVF Partners LP. BVF Partners LP, as investment advisor for Investment 10; BVF Inc., as the general partner of BVF Partners LP; and Mr. Lampert, as director and officer of BVF Inc. share voting or investment control with respect to the securities directly held by MSI BVF SPV, LLC. Each of BVF Inc., BVF Partners LP and Mr. Lampert disclaim beneficial ownership of the securities held by MSI BVF SPV, LLC except to the extent of their pecuniary interest therein. The address of the principal place of business of MSI BVF SPV, LLC is c/o Magnitude Capital, LLC, 601 Lexington Avenue 59th Floor, New York, NY 10022.
(5)	Consists of 134,391 shares of common stock held by Investment 10, LLC. BVF Partners LP is the investment advisor for Investment 10, LLC. Mark Lampert is the President of BVF Inc., which is the General Partner of BVF Partners LP. BVF Partners LP, as investment advisor for Investment 10; BVF Inc., as the general partner of BVF Partners LP; and Mr. Lampert, as director and officer of BVF Inc. share voting or investment control with respect to the securities directly held by Investment 10, LLC. Each of BVF Inc., BVF Partners LP and Mr. Lampert disclaim beneficial ownership of the securities held by Investment 10, LLC except to the extent of their pecuniary interest therein. The address of the principal place of business of Investment 10, LLC is 900 North Michigan Avenue, Suite 1100, Chicago, IL 60611.
(6)	Consists of 2,696,405 shares of common stock held by Novo A/S. Novo A/S is a Danish limited liability company. The board of directors of Novo A/S (the “Novo Board”), which is currently comprised of Sten Scheibye, Göran Ando, Jeppe Christiansen, Steen Riisgaard and Per Wold-Olsen, has shared investment and voting control over Tobira’s securities held by Novo A/S and may exercise such control only with the support of a majority of the Novo Board. As such, no individual member of the Novo Board is deemed to hold any beneficial ownership or reportable pecuniary interest in Tobira’s securities. The address of Novo A/S is Tuborg Havnevej 19, 2900 Hellerup, Denmark.
(7)	Consists of 285,679 shares of common stock owned by Domain Partners VI, L.P., 3,553,322 shares of common stock owned by Domain Partners VII, L.P., 1,657 shares of common stock owned by DP VI Associates, L.P., 47,613 shares of common stock owned by DP VII Associates, L.P. and 38,094 shares of common stock owned by Domain Associates, LLC. One Palmer Square Associates VI L.L.C. is the general partner of Domain Partners VI and DP VI Associates. One Palmer Square Associates VII L.L.C. is the general partner of Domain Partners VII and DP VII Associates. The managing members of One Palmer Square Associates VI L.L.C. and One Palmer Square Associates VII L.L.C. are James Blair, Kathleen Schoemaker, Jesse Treu, Brian Dovey and Nicole Vitullo. Each of James Blair, Kathleen Schoemaker, Dr. Treu, Brian Dovey and Nicole Vitullo share voting and investment power with respect to the securities held by Domain Partners VI, Domain Partners VII, DP VI Associates and DP VII Associates. The managing members of Domain Associates are James Blair, Kathleen Schoemaker, Dr. Treu, Brian Dovey, Nicole Vitullo, Brian Halak, Kim Kamdar and Nimesh Shah. Each of James Blair, Kathleen Schoemaker, Dr. Treu, Brian Dovey, Nicole Vitullo, Brian Halak, Kim Kamdar and Nimesh Shah share voting and investment power with respect to the securities held by Domain Associates. Each of James Blair, Kathleen Schoemaker, Dr. Treu, Brian Dovey and Nicole Vitullo disclaims beneficial ownership of the securities held by Domain Partners VI, Domain Partners VII, DP VI Associates and DP VII Associates except to the extent of his or her pecuniary interest therein, if any. Each of James Blair, Kathleen Schoemaker, Dr. Treu, Brian Dovey, Nicole Vitullo, Brian Halak, Kim Kamdar and Nimesh Shah disclaims beneficial ownership of the securities held by Domain Associates except to the extent of his or her pecuniary interest therein, if any. The address of the principal place of business of each of the entities and individuals listed above is One Palmer Square, Princeton, NJ 08542.
(8)

Consists of 2,668,570 shares of common stock held by Frazier Healthcare V, L.P. The general partner of Frazier Healthcare V, L.P. is FHM V, L.P., the general partner of which is FHM V, LLC. The members of

FHM V, LLC are Dr. Nathan Every, Alan Frazier, Nader Naini, Patrick Heron, a member of our board of directors, and Dr. James Topper. These individuals share voting and investment power over the shares held by Frazier Healthcare V, L.P. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. The address of the principal place of business of each of the entities and individuals listed above is 601 Union, Two Union Square, Suite 3200, Seattle, WA 98101.
(9)	Includes (i) 1,535,758 shares of common stock held by Montreux Equity Partners IV, L.P., (ii) 100,028 shares of common stock held by Montreux Equity Partners V, L.P., and (iii) 42,908 shares of common stock held by Montreux IV Associates, LLC. John J. Savarese, M.D., Daniel K. Turner III, and Howard D. Palefsky are the managers of Montreux Equity Management IV, L.L.C., the sole general partner of each of Montreux Equity Partners IV, L.P. and Montreux IV Associates IV, L.L.C. and may be deemed to share voting and investment power over the shares held by each of Montreux Equity Partners IV, L.P. and Montreux IV Associates, L.L.C. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. Daniel K. Turner III, Howard D. Palefsky and John J. Savarese, M.D. is the manager of Montreux Equity Management V, L.L.C., the sole general partner of Montreux Equity Partners V, L.P. and may be deemed to have voting and investment power over the shares held by Montreux Equity Partners V, L.P. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. The address of the principal place of business of each of the entities and individuals listed above is One Ferry Building, Suite 255, San Francisco, CA 94111.
(10)	Consists of 282,485 shares of common stock beneficially owned by Abingworth Bioequities Master Fund Ltd., of which Abingworth LLP is the manager. Abingworth LLP disclaims beneficial ownership of the securities held by Abingworth Bioequities Master Fund Ltd., except to the extent of its actual pecuniary interest therein. The address of the principal place of business of each of the entities listed above is c/o Abingworth LLP, Princes House, 38 Jermyn Street, London, England SW1Y 6DN.
(11)	Consists of 306,759 shares of common stock held Abingworth Bioventures VI LP (“ABV VI”). Abingworth Bioventures VI GP LP, a Scottish limited partnership, serves as the general partner of ABV VI. Abingworth General Partner VI LLP, an English limited liability partnership, serves as the general partner of Abingworth Bioventures VI GP LP. ABV VI (acting by its general partner Abingworth Bioventures VI GP LP, acting by its general partner Abingworth General Partner VI LLP) has delegated to Abingworth LLP, an English limited liability partnership, all investment and dispositive power over the securities held by ABV VI. An investment committee of Abingworth LLP, comprised of Joseph Anderson, Michael F. Bigham, Stephen W. Bunting, Genghis Lloyd-Harris, and Timothy Haines approves investment and voting decisions by a majority vote, and no individual member has the sole control or voting power over the securities held by ABV VI. Each of Abingworth Bioventures VI GP LP, Abingworth General Partner VI LLP, Joseph Anderson, Michael F. Bigham, Stephen W. Bunting, Genghis Lloyd-Harris, and Timothy Haines disclaims beneficial ownership of the securities held by the ABV VI except to the extent of their proportionate pecuniary interest therein. The address of the principal place of business of each of the entities and individuals listed above is c/o Abingworth LLP, Princes House, 38 Jermyn Street, London, England SW1Y 6DN.
(12)	Consists of 897,637 shares of common stock held by Stonepine Capital, L.P. Stonepine Capital Management, LLC is the general partner and investment adviser of Stonepine Capital, L.P. Jon M. Plexico and Timothy P. Lynch are the control persons of Stonepine Capital Management, LLC. Stonepine Capital, L.P., Stonepine Capital Management, LLC, Jon M. Plexico and Timothy P. Lynch disclaim beneficial ownership of these securities, except to the extent of their pecuniary interest therein. The address of the principal place of business of each of the entities and individuals listed above is P.O. Box 250, Bend, OR 97709.
(13)

Consists of 5,593 shares of common stock beneficially owned by HFR HE Sphera Global Healthcare Master Trust. Sphera Global Healthcare Management LP is in the investment manager of HFR HE Sphera Global Healthcare Master Trust. Doron Breen is the portfolio manager of Sphera Global Healthcare Management LP and exercises the power to vote or dispose of the securities held of record by HFR HE Sphera Global Healthcare Master Trust. Mr. Breen disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The general partner of Sphera Global Healthcare Management LP is Sphera

Global Healthcare GP Ltd., a company incorporated in Israel, which has four members on its board of directors. The members of the board of directors disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any. The address of the principal place of business of each of the entities and individuals listed above is 21 Ha’arbaa St. Tel Aviv, Israel.
(14)	Consists of 135,649 shares of common stock beneficially owned by Sphera Global Healthcare Master Fund. Doron Breen is the director of Sphera Global Healthcare Master Fund and disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein. The address for Sphera Funds Management is 21 Ha’arbaa St. Tel Aviv, Israel.
(15)	Consists of 610,434 shares of common stock beneficially owned by Canaan VII L.P.. The general partner of Canaan VII L.P. is Canaan Partners VII LLC. The managers of Canaan Partners VII LLC are Brenton K. Ahrens, John V. Balen, Wende S. Hutton, Maha S. Ibrahim, Deepak Kamra, Gregory Kopchinsky, Seth A. Rudnick, Guy M. Russo and Eric A. Young. Each of these individuals exercises shared voting and investment power over the shares held of record by Canaan VII LP and disclaims beneficial ownership of such shares except to the extent of such individual’s pecuniary interest therein. The address of Canaan VII, L.P. is 285 Riverside Avenue, Suite 250, Westport, CT 06880.
(16)	Consists of 243,726 shares of common stock held by Eckard Weber Living Trust UTA dated November 20, 2007, of which Dr. Weber is the trustee, and 4,332 shares of common stock underlying options exercisable on or before July 5, 2015, held by Dr. Weber.
(17)	RCG LV Pearl, LLC is the sole member of Cowen Investments LLC. RCG LV Pearl, LLC disclaims beneficial ownership of the shares held by Cowen Investments LLC. Cowen Group, Inc. is the sole member of RCG LV Pearl, LLC. Cowen Group, Inc. disclaims beneficial ownership of the shares held by Cowen Investments LLC. Peter A. Cohen, the Chairman and Chief Executive Officer of Cowen Group, Inc., has voting and investment control over the shares held by Cowen Investments LLC. Mr. Cohen disclaims beneficial ownership of these shares. An affiliate of Cowen Investments LLC is a FINRA member. However, this affiliate will not sell any shares to be offered by Cowen Investments LLC through the prospectus and will receive no compensation whatsoever in connection with sales of shares by Cowen Investments LLC through the prospectus.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Redwood City, California.

EXPERTS

The consolidated financial statements of Regado Biosciences, Inc. and subsidiary incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Tobira Therapeutics, Inc. as of December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014, appearing in the Company’s Current Report on Form 8-K/A filed with the SEC on June 2, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements), included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains web site that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

This prospectus constitutes part of a registration statement filed under the Securities Act with respect to the shares of common stock covered hereby. As permitted by the SEC’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference room and web site of the SEC referred to above. You may also access our filings with the SEC on our web site, which is located at http://www.tobiratherapeutics.com. The information contained on our web site is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

INFORMATION INCORPORATED BY REFERENCE

We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. Information in this prospectus supersedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and (ii) from the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than Current Reports or portions thereof furnished under Item 2.02 or 7.01 of Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 12, 2015 (as amended by Amendment No. 1 on Form 10-K/A filed on April 30, 2015);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on April 29, 2015;

•	Our Current Reports on Form 8-K and 8-K/A filed with the SEC on January 8, 2015, January 14, 2015, January 15, 2015, January 20, 2015, January 23, 2015, March 2, 2015, May 7, 2015, May 20, 2015 and June 2, 2015 (other than any portions thereof deemed furnished and not filed); and

•	The description of our common stock set forth in the registration statement on Form 8-A registering our common stock under Section 12 of the Exchange Act, which was filed with the Commission on June 4, 2013, including any amendments or reports filed for purposes of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that is incorporated by reference in this prospectus but not delivered with this prospectus, including exhibits that are specifically incorporated by reference in such documents. You may request a copy of such documents, which will be provided to you at no cost, by writing or telephoning us at the following address or telephone number:

TOBIRA THERAPEUTICS, INC.

701 Gateway Blvd, Suite 300

South San Francisco, California 94080

Attention: Chief Executive Officer

Telephone: (650) 741-6625

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. Any statement contained in a document incorporated in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

Copies of the documents incorporated by reference may also be found on our website at www.tobiratherapeuics.com. Except with respect to the documents expressly incorporated by reference above which are accessible at our website, the information contained on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

13,900,793 Shares

Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses incurred and to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. Except for the SEC registration fee, all amounts are estimates.

SEC Registration Fee	$25,000	*
Accounting Fees and Expenses	$35,000
Legal Fees and Expenses	$75,000
Printing Expenses	$25,000
Miscellaneous Fees and Expenses	$30,000
Total	$190,000

*	Previously paid.

ITEM 15.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 102 of the General Corporation Law of the State of Delaware, or the Delaware General Corporation Law, permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination:

(1) By a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

(2) By a committee of such directors designated by majority vote of such directors, even though less than a quorum; or

(3) If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

(4) By the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

As permitted by Delaware law, our amended and restated certificate of incorporation limits or eliminates the personal liability of our directors to the maximum extent permitted by Delaware law.

Our amended and restated bylaws provide for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with each of our current directors and executive officers and we intend to enter into new indemnification agreements with certain of our current directors and each of our executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

We also maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law

The above discussion of our amended and restated certificate of incorporation, our amended and restated bylaws and Sections 102 and 145 of the Delaware General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such amended and restated certificate of incorporation, amended and restated bylaws and statute.

To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our amended and restated certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on June 3, 2015.

Tobira Therapeutics, Inc.
By:	/s/ Laurent Fischer
Laurent Fischer, M.D.
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Laurent Fischer and Christopher Peetz, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Laurent Fischer, M.D. Laurent Fischer, M.D.	Chief Executive Officer (Principal Executive Officer) and Director	June 3, 2015

/s/ Christopher Peetz Christopher Peetz	Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2015

/s/ Carol L. Brosgart, M.D. Carol L. Brosgart, M.D.	Director	June 3, 2015

/s/ Jeffrey H. Cooper Jeffrey H. Cooper	Director	June 3, 2015

/s/ Andrew J. Fromkin Andrew J. Fromkin	Director	June 3, 2015

/s/ Patrick Heron Patrick Heron	Director	June 3, 2015

/s/ Pierre Legault Pierre Legault	Director	June 3, 2015

/s/ Gwen A. Melincoff Gwen A. Melincoff	Director	June 3, 2015

/s/ Dennis Podlesak Dennis Podlesak	Director	June 3, 2015

/s/ Eckard Weber, M.D. Eckard Weber, M.D.	Director	June 3, 2015

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated as of January 14, 2015, by and among Tobira Therapeutics, Inc., Tobira Development, Inc., Landmark Merger Sub Inc. and Brent Ahrens, as the Tobira Development, Inc.’s stockholders’ Agent (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by the registrant on January 15, 2015.)
2.2	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of January 23, 2015, by and among Tobira Therapeutics, Inc., Tobira Development, Inc., Landmark Merger Sub Inc. and Brent Ahrens, as the Tobira Development, Inc.’s stockholders’ Agent (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by the registrant on January 23, 2015.)
3.1	Seventh Amended and Restated Certificate of Incorporation of Tobira Therapeutics, Inc. (formerly known as Regado Biosciences, Inc.) (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by the registrant on May 7, 2015 (SEC File No. 001-35953).
3.2	Certificate of Amendment of Seventh Amended and Restated Certificate of Incorporation of Tobira Therapeutics, Inc. (formerly known as Regado Biosciences, Inc.) (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed by the registrant on May 7, 2015 (SEC File No. 001-35953).)
3.3	Amended and Restated Bylaws of Tobira Therapeutics, Inc. (formerly known as Regado Biosciences, Inc.) (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed by the registrant on September 3, 2013 (SEC File No. 001-35953).)
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by the registrant on March 21, 2014 (SEC File No. 001-35953).)
4.1	Specimen Common Stock certificate of Regado BioSciences, Inc. (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1, as amended (SEC File No. 333-188209)).
4.2	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by the registrant on January 31, 2014 (SEC File No. 001-35953).)
4.3	Exchange Agreement dated March 21, 2014 by and among the registrant and the stockholders listed on Schedule 1 therein (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by the registrant on March 21, 2014 (SEC File No. 001-35953).)
4.4	Third Amended and Restated Registration Rights Agreement, dated as of December 18, 2012, by and among the registrant and the investors named therein (incorporated by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form S-1 filed by the registrant on April 29, 2013 (SEC File No. 333-188209).)
*5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
10.1	Registration Rights Agreement, dated May 4, 2015 by and among Tobira Therapeutics, Inc. (formerly known as Regado Biosciences, Inc.) and the Investors (as defined therein) (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by the registrant on May 7, 2015 (SEC File No. 001-35953).)
10.2	Purchase Agreement, dated May 4, 2015 by and among Tobira Therapeutics, Inc. (formerly known as Regado Biosciences, Inc.) and the Investors (as defined therein) (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by the registrant on May 7, 2015 (SEC File No. 001-35953).)
*23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
*23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
*23.3	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith